UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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    DANAHER CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2010

To the Shareholders:

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (“Danaher”), will be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C., on May 11, 2010 at 3:00 p.m., local time, for the following purposes:

1.	To elect the three directors named in the attached proxy statement to hold office for a term of three years and until their successors are elected and qualified.

2.	To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2010.

3.	To act upon a shareholder proposal requesting that Danaher’s Board of Directors take the steps necessary to declassify the Board of Directors within one year, if properly presented at the meeting.

4.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2010 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2010.

This proxy statement and the accompanying annual report are available at:

http://www.danaher.com/proxy.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

April 5, 2010

PROXY STATEMENT

DANAHER CORPORATION

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006

2010 ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Danaher Corporation, a Delaware corporation (“Danaher”), of proxies for use at the 2010 Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Mayflower Hotel, 1127 Connecticut Avenue, N.W., Washington, D.C. on May 11, 2010 at 3:00 p.m., local time, and at any and all adjournments thereof. Danaher’s principal address is 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006. The date of mailing of this Proxy Statement is on or about April 5, 2010.

Purpose of the Annual Meeting

The purpose of the meeting is to: elect the three directors named in this proxy statement to hold office for a term of three years and until their successors are elected and qualified; ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2010; act upon a shareholder proposal requesting that Danaher’s Board of Directors take the steps necessary to declassify the Board of Directors within one year, if properly presented at the meeting; and consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Annual Meeting Admission

Please be prepared to present photo identification for admittance. If you are a shareholder of record or hold your shares through a Danaher 401(k) plan, your name will be verified against the list of shareholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (i.e., in street name), you should also be prepared to provide proof of beneficial ownership as of the record date, such as a recent account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Outstanding Stock and Voting Rights

In accordance with Danaher’s Bylaws, the Board has fixed the close of business on March 12, 2010 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. The only outstanding securities of Danaher entitled to vote at the Annual Meeting are shares of Common Stock, $.01 par value. Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. As of the close of business on March 12, 2010, 323,948,511 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

The proxies being solicited hereby are being solicited by Danaher’s Board. The total expense of the solicitation will be borne by Danaher, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other management employees of Danaher, who will receive no additional compensation for their services. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Proxies will be voted as specified in the shareholder’s proxy. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted (1) FOR each of the nominees named herein as directors, (2) FOR ratification of the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2010, (3) AGAINST the shareholder proposal requesting that Danaher’s Board of Directors take the steps necessary to declassify the Board of Directors within one year, and (4) in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment thereof. The Board has selected Steven Rales and Mitchell Rales to act as proxies with full power of substitution.

Voting Requirements to Elect Directors and Approve Each of the Proposals Described in this Proxy Statement

Quorum. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, such as Proposal 2. However, on non-routine matters such as Proposals 1 and 3, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to Proposals 1 and 3. Broker non-votes will not affect the required vote with respect to Proposals 1 and 3. So long as the broker has discretion to vote on at least one proposal (in the case of this Annual Meeting, Proposal 2), these “broker non-votes” will be counted toward establishing a quorum.

Approval Requirements. If a quorum is present, the vote required under the Company’s Bylaws to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.

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With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

•

For Proposals 2 and 3, the affirmative vote of a majority of the shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval of a particular proposal and, accordingly, have the effect of a vote against the proposal.

Voting Methods

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the meeting by submitting your instructions by telephone, over the Internet, by completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by attending the Annual Meeting and voting your shares at the meeting. Telephone and internet voting for shareholders of record will be available 24 hours a day, up until 11:59 PM Central time on May 10, 2010. You may obtain directions to the Annual Meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850.

Most Danaher shareholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

If you participate in the Danaher Stock Fund through the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”) or the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”), your proxy will also serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, with respect to shares of Common Stock attributable to your Savings Plan account as of the record date. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. If Fidelity does not receive voting instructions from you by May 6, 2010, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

Changing Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Danaher a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Delivery of Documents to Shareholders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or telephoning 1-800-542-1061. The revocation of your consent to householding will be effective 30 days after its receipt. We will promptly deliver a separate copy of our annual report and proxy statement to you if you contact us at Danaher Corporation, Attn: Investor Relations, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006; telephone us at 202-828-0850; or email us at investor.relations@danaher.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future; if you and another shareholder sharing an address would like to request delivery of a single copy of the proxy statement or annual report to shareholders at such address in the future; or if you would like to make a permanent election to receive either printed or electronic copies of the proxy materials in the future, you may contact us at the above address, telephone number or email address.

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 12, 2010, the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and nominees for director and each of the executive officers named in the Summary Compensation Table (the “named executive officers”), and (3) all executive officers and directors of Danaher as a group. Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table below has sole voting and investment power with respect to the shares beneficially owned by that person or entity. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 12, 2010.

Name	Number of Shares Beneficially Owned (1)		Percent Of Class (1)
Mortimer M. Caplin	335,441	(2)	*
H. Lawrence Culp, Jr.	1,768,274	(3)	*
Donald J. Ehrlich	101,000	(4)	*
Linda P. Hefner	18,657	(5)	*
Walter G. Lohr, Jr.	348,336	(6)	*
Mitchell P. Rales	27,855,831	(7)	8.6%
Steven M. Rales	29,073,405	(8)	9.0%
John T. Schwieters	28,001	(9)	*
Alan G. Spoon	46,189	(10)	*
Elias A. Zerhouni, M.D.	0		—
Daniel L. Comas	375,821	(11)	*
William K. Daniel II	10,198	(12)	*
Thomas P. Joyce, Jr.	249,683	(13)	*
James A. Lico	331,397	(14)	*
T. Rowe Price Associates, Inc.	34,614,077	(15)	10.7%
FMR LLC	19,401,368	(16)	6.0%
All executive officers and directors as a group (18 persons)	60,997,076	(17)	18.7%

(1)	Pursuant to the definition of beneficial ownership, balances credited to an officer’s account under the Amended and Restated Danaher Corporation Executive Deferred Incentive Program (the “EDIP”), which could under the terms of the EDIP be converted into shares of Danaher Common Stock within 60 days of March 12, 2010, are reflected in the table. EDIP participants generally have the right to terminate employment at any time and at their election receive an immediate distribution of their vested EDIP balance in the form of Danaher Common Stock. For purposes of the table, the number of shares of Danaher Common Stock attributable to a person’s EDIP account is equal to (1) the person’s outstanding EDIP balance as of March 12, 2010 (to the extent such balance is vested or will become vested within 60 days of March 12, 2010), divided by (2) the closing price of Danaher Common Stock as reported on the New York Stock Exchange on March 12, 2010 ($78.12 per share). For purposes of the table, the number of shares attributable to each executive officer’s 401(k) account is equal to (a) the officer’s balance, as of March 12, 2010, in the Danaher stock fund included in the executive officer’s 401(k) account (the “401(k) Danaher Stock Fund”), divided by (b) the closing price of Danaher Common Stock as reported on the New York Stock Exchange on March 12, 2010. The 401(k) Danaher Stock Fund consists of a unitized pool of Danaher Common Stock and cash, and as such does not allocate a specific number of shares of Danaher Common Stock to each participant. The table also includes shares that may be acquired upon (x) exercise of options that are exercisable within 60 days of March 12, 2010, or (y) vesting of restricted stock units (“RSUs”) that vest within 60 days of March 12, 2010.

(2)	Includes 180,000 shares and options to acquire 40,000 shares, in each case owned by a revocable trust of which Mr. Caplin and his spouse are the sole trustees, 100,000 shares owned by a grantor retained annuity trust of which Mr. Caplin is trustee and the sole annuitant, 14,148 shares held by a charitable foundation of which Mr. Caplin is director and president, and 1,293 phantom shares attributable to Mr. Caplin’s account under the Non-Employee Directors’ Deferred Compensation Plan. The 180,000 shares owned outright by the revocable trust are pledged to a bank as security and Mr. Caplin is in compliance with the underlying instrument. Mr. Caplin disclaims beneficial ownership of the shares held by the charitable foundation.

(3)	Includes options to acquire 1,150,000 shares held directly by Mr. Culp, 1,828 shares attributable to Mr. Culp’s 401(k) account and 147,983 shares attributable to Mr. Culp’s EDIP account.

(4)	Includes options to acquire 40,000 shares, 16,000 shares owned by Ripple Creek Limited Partnership, of which Mr. Ehrlich is a general partner, 6,400 shares owned by an IRA for the benefit of Mr. Ehrlich and 1,000 shares owned by Mr. Ehrlich’s spouse. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

(5)	Includes options to acquire 16,000 shares. The 2,657 shares owned outright by Ms. Hefner are pledged as security under a real property mortgage, and Ms. Hefner is in compliance with the mortgage.

(6)	Includes options to acquire 40,000 shares. Also includes 31,000 shares held by a charitable foundation of which Mr. Lohr is president, and 53,336 shares held by Mr. Lohr as trustee of a trust for his children, as to each of which Mr. Lohr disclaims beneficial ownership.

(7)	Includes 4,362,284 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 428,040 shares owned by an IRA for the benefit of Mr. Rales, 1,000,000 shares owned by grantor retained annuity trusts as to which Mr. Rales is trustee and the sole annuitant and 65,507 shares attributable to Mr. Rales’ 401(k) account. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. 4,012,284 of the shares of Danaher Common Stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales, and Mr. Rales is in compliance with this loan. The business address of Mitchell Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 56,929,236 shares, or 17.6% of the Danaher Common Stock.

(8)	Includes 7,007,370 shares owned directly, 22,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 4,035 shares attributable to Mr. Rales’ 401(k) account and 62,000 shares owned by a charitable foundation of which Mr. Rales is a director. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. All of the shares of Danaher Common Stock held by the limited liability companies of which Mr. Rales is the sole member are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. 4,000,000 of the shares of Danaher Common Stock held directly by Mr. Rales are pledged as collateral to secure a loan of shares to him by Capital Yield Corporation, an entity owned by Messrs. Steven Rales and Mitchell Rales, and Mr. Rales is in compliance with this loan. The business address of Steven Rales, and of each of the limited liability companies, is 2099 Pennsylvania Avenue, N.W., Washington, D.C. 20006. On a combined basis, Steven Rales and Mitchell Rales own 56,929,236 shares, or 17.6% of the Danaher Common Stock.

(9)	Includes options to acquire 24,000 shares. The 4,001 shares owned outright by Mr. Schwieters are held in a margin account.

(10)	Includes options to acquire 40,000 shares and 2,188 phantom shares attributable to Mr. Spoon’s account under the Non-Employee Directors’ Deferred Compensation Plan.

(11)	Includes options to acquire 360,000 shares, 3,291 shares attributable to Mr. Comas’ 401(k) account, 6,242 shares attributable to Mr. Comas’ EDIP account and 2,264 shares held by Mr. Comas’ spouse. Mr. Comas disclaims beneficial ownership of the shares held by his spouse.

(12)	Includes options to acquire 9,000 shares and 1,198 shares attributable to Mr. Daniel’s EDIP account.

(13)	Includes options to acquire 192,000 shares, 24,152 shares attributable to Mr. Joyce’s 401(k) account and 31,491 shares attributable to Mr. Joyce’s EDIP account.

(14)	Includes options to acquire 294,500 shares, 13,334 shares underlying RSUs, 4,961 shares attributable to Mr. Lico’s 401(k) account and 18,602 shares attributable to Mr. Lico’s EDIP account.

(15)	The amount shown and the following information is derived from Schedule 13G dated February 12, 2010 filed by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2009. According to the Schedule 13G, Price Associates has sole voting power over 9,411,978 shares and sole dispositive power over 34,614,077 shares. These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(16)	The amount shown and the following information is derived from Schedule 13G dated February 12, 2010 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2009. Pursuant to the Schedule 13G, 17,853,064 of the shares reported (including 5,814 shares which may be acquired by the holder at any time upon conversion of $400,000 principal amount of Danaher’s zero coupon Liquid Yield Option Notes due 2021 (the “LYONs”)) are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole investment power and the Fidelity Funds’ Boards of Trustees exercises sole voting power; 1,944 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 125,075 shares (including 36,295 shares which may be acquired by the holder at any time upon conversion of $2,497,000 principal amount of Danaher’s LYONs) are beneficially owned by Pyramis Global Advisors, LLC, an investment advisor and wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has sole investment and sole voting power; 505,450 shares (including 3,488 shares which may be acquired by the holder at any time upon conversion of $240,000 principal amount of Danaher’s LYONs) are owned by Pyramis Global Advisors Trust Company, a bank and a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has sole investment power, and sole voting power with respect to 363,470 of such shares; and the remaining 915,835 shares reported are beneficially owned by FIL Limited, an investment adviser and investment manager and an entity independent of FMR LLC, as to which shares FIL Limited exercises sole investment power, and sole voting power with respect to 861,735 shares. FMR LLC disclaims beneficial ownership of the shares beneficially owned by FIL Limited. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Includes options to acquire 2,375,400 shares, 15,834 shares underlying RSUs, 150,027 shares attributable to executive officers’ 401(k) accounts and 283,369 shares attributable to executive officers’ EDIP accounts. In addition to the shares identified in the footnotes above as being pledged as security, an additional 139,283 of the aggregate shares beneficially owned by directors and executive officers are pledged as security.

*	Represents less than 1% of the outstanding Danaher Common Stock.

PROPOSAL 1.

ELECTION OF DIRECTORS OF DANAHER

Danaher’s Restated Certificate of Incorporation provides that the Board is divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors at ten. At the 2010 Annual Meeting, shareholders will be asked to elect the three directors set forth below to serve until the 2013 annual meeting of shareholders and until their successors are duly elected and qualified. The Board has nominated Steven M. Rales, John T. Schwieters and Alan G. Spoon to serve as directors in the class whose term expires in 2013. Mortimer M. Caplin, Donald J. Ehrlich, Linda P. Hefner and Walter G. Lohr, Jr. will continue to serve as directors in the class whose term expires in 2012. Mitchell P. Rales, H. Lawrence Culp, Jr. and Elias A. Zerhouni, M.D. will continue to serve as directors in the class whose term expires in 2011.

We have set forth below information relating to each nominee for election as director and each director continuing in office, including: his or her principal occupation and any board memberships at other public companies during the past five years; the other experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve or should continue to serve as a director of Danaher; the year in which he or she became a director; and the year in which his or her term is scheduled to expire. Please see “Corporate Governance—Board of Directors and Committees of the Board—Nominating and Governance Committee” for a further discussion of the Board’s process for nominating these candidates. In the event a nominee shall decline or be unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

NOMINEES FOR THREE YEAR TERMS THAT WILL EXPIRE IN 2013

Steven M. Rales Age 59

Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in private business entities in the areas of manufacturing and film production. Mr. Rales is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

John T. Schwieters Age 70

Mr. Schwieters has served on Danaher’s Board of Directors since 2003. He has been a Senior Advisor of Perseus, LLC, a merchant bank and private equity fund management company, since March 2009 after serving as Vice Chairman from April 2000 to March 2009. Mr. Schwieters is also a member of the board of directors of Smithfield Foods, Inc. and Choice Hotels International, Inc., and within the past five years has also served as a director of Union Street Acquisition Corp. and Manor Care, Inc.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

Alan G. Spoon Age 58

Mr. Spoon has served on Danaher’s Board of Directors since 1999. He has served as General Partner of Polaris Venture Partners, a company which invests in private technology firms, since May 2000. Mr. Spoon is also a member of the board of directors of IAC/InterActiveCorp., and within the past five years has also served as a director of Getty Images, Inc. and TechTarget, Inc.

In addition to his leadership role at Polaris Venture Partners, Mr. Spoon previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOREGOING NOMINEES.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

Mortimer M. Caplin Age 93

Mr. Caplin has served on Danaher’s Board of Directors since 1990. He has been a member of Caplin & Drysdale, a law firm in Washington, D.C., for over five years. Mr. Caplin is also a member of the board of directors of Presidential Realty Corporation, and within the past five years has also served as a director of the Fairchild Corporation.

Mr. Caplin has served as U.S. Commissioner of the Internal Revenue Service, founded one of the country’s leading tax law firms and has practiced and taught tax and corporate law for many years. He brings to Danaher a deep understanding of the government, public policy, tax law and corporate governance, which offer significant benefits to Danaher as a large, global and complex company.

Donald J. Ehrlich Age 72

Mr. Ehrlich has served on Danaher’s Board of Directors since 1985. He served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 to July 2008, and has also served on the boards of private and non-profit organizations.

Mr. Ehrlich also founded and served as the chairman and chief executive officer of an NYSE-listed publicly-traded manufacturing company, and has also founded and served as CEO of two privately held manufacturing companies. As an entrepreneur and business leader who began his career on the factory floor, has been awarded over fifteen patents and worked his way to leadership of a large publicly-traded company, Mr. Ehrlich has a broad understanding of the strategic challenges and opportunities facing a publicly-traded manufacturing company such as Danaher, as well as a broad, functional skill-set in the areas of engineering, finance, capital allocation and executive compensation.

Linda P. Hefner Age 50

Ms. Hefner has served on Danaher’s Board of Directors since 2005. She has served as an Executive Vice President of Merchandising for Wal-Mart Stores Inc. (an operator of retail stores and warehouse clubs) since May 2007. From May 2004 through December 2006, Ms. Hefner served as Executive Vice President - Global Strategy for Kraft Foods Inc., a company that manufactures and sells branded foods and beverages.

Ms. Hefner has served in senior management roles with some of the country’s leading consumer goods companies, with responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to Danaher’s business strategy, and Ms. Hefner’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her leadership role with one of the world’s largest and most successful public companies also gives her an appreciation for the business practices that are critical to the success of a large, growing public company such as Danaher.

Walter G. Lohr, Jr. Age 66

Mr. Lohr has served on Danaher’s Board of Directors since 1983. He has been a partner of Hogan & Hartson, a law firm based in Washington, D.C., for over five years and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan & Hartson, Mr. Lohr served as assistant attorney general for the state of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising have been a critical resource for Danaher given the importance of its acquisition program.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2011

H. Lawrence Culp, Jr. Age 47

Mr. Culp has served on Danaher’s Board of Directors and as Danaher’s President and Chief Executive Officer since May 2001. He is also a member of the board of directors of GlaxoSmithKline plc.

Mr. Culp joined the Company in 1990 and served in leadership positions in a variety of different functions and businesses before his promotion to President and CEO in 2001. His broad operating and functional experience and in-depth knowledge of Danaher’s businesses and of the Danaher Business System are particularly valuable given the complex, diverse nature of Danaher’s portfolio. His insights and perspective from serving on the board of one of the world’s largest pharmaceutical companies have also proved valuable to Danaher. These experiences, combined with Mr. Culp’s talent for leadership and his long-term strategic perspective, have helped drive Danaher’s sustained record of growth and performance through a full range of economic cycles.

Mitchell P. Rales Age 53	Mr. Rales is a co-founder of Danaher and has served on Danaher’s Board of Directors since 1983, serving as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. In addition, for more than the past five years he has been a principal in private and public business entities in the manufacturing area. Mr. Rales is also a member of the board of directors of Colfax Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Elias A. Zerhouni, M.D. Age 58

Dr. Zerhouni has served on Danaher’s Board of Directors since 2009. He served as director of the National Institutes of Health (“NIH”) from 2002 to November 2008, and since November 2008 he has provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings.

Dr. Zerhouni, a physician, scientist, and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic expansion in the medical technologies segment. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH, give him a global perspective that is valuable to Danaher.

CORPORATE GOVERNANCE

Corporate Governance Guidelines, Committee Charters and Standards of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Standards of Conduct. The Corporate Governance Guidelines, committee charters and Standards of Conduct referenced above are each available in the” Investor—Corporate Governance” section of our website at www.danaher.com.

Board Leadership Structure and Risk Oversight

Board Leadership Structure. The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 9.0% of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Risk Oversight. The Board oversees the Company’s risk management processes directly and through its committees. In general, the Board oversees the management of risks inherent in the operation of the Company’s businesses, the implementation of its strategic plan, its acquisition and capital allocation program and its organizational structure. Each of the Board’s committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Audit Committee oversees risks related to financial controls and legal and compliance risks and generally oversees the Company’s risk assessment and risk management policies; the Finance Committee oversees risks involving the Company’s capital structure and liquidity; the Nominating & Governance Committee oversees corporate governance risks; and the Compensation Committee considers the impact of the Company’s compensation programs on the Company’s risk profile. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board and each of the committees of the Board with risk oversight responsibilities. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the New York Stock Exchange. The Board has affirmatively determined that other than Messrs. Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr., each of whom is an executive officer of Danaher, all of the remaining seven members of the Board, consisting of Ms. Hefner, Messrs. Caplin, Ehrlich, Lohr, Schwieters and Spoon and Dr. Zerhouni, are independent within the meaning of the listing standards of the New York Stock Exchange. The Board concluded that none of the independent directors possesses any of the bright-line relationships set forth in the listing standards of the New York Stock Exchange that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

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With respect to Mr. Lohr, the Board considered the fact that Mr. Lohr and other attorneys at the Hogan & Hartson law firm (at which Mr. Lohr is a partner) provide legal services to Messrs. Steven Rales and Mitchell Rales and entities controlled by them. The Board concluded that the relationship does not constitute a material relationship because it has not impaired and does not impair Mr. Lohr’s independent judgment in connection with his duties and responsibilities as a director of Danaher. The aggregate amount of legal services provided by Hogan & Hartson in 2009 to the Rales’ and their affiliates was less than one percent of Hogan & Hartson’s annual revenues.

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With respect to Ms. Hefner, the Board considered the fact that Ms. Hefner is an officer of the Sam’s Club division of Wal-Mart Stores Inc. and that certain of Danaher’s subsidiaries sold products to and purchased products from Sam’s Club and Wal-Mart in 2009 on commercial terms. The Board concluded that none of these transactions constitutes a material relationship because all of the sales and purchases were conducted in the ordinary course of business and on an arm’s-length basis and Ms. Hefner had no role in the decision-making at Wal-Mart, Sam’s Club or Danaher with respect to such transactions. The amount of sales and purchases in 2009 was in each case less than one percent of the annual revenues of each of Danaher, Sam’s Club and Wal-Mart.

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With respect to Mr. Ehrlich, the Board considered the fact that certain of his immediate family members during 2009 were employed by a business that on a commercial basis purchased products from certain of Danaher’s subsidiaries in 2009. The Board concluded that none of these transactions constitutes a material relationship because all of the sales were conducted in the ordinary course of business and on an arm’s-length basis and neither Mr. Ehrlich nor any of the immediate family members had any role in the decision-making at Danaher or such other company with respect to such transactions. The amount of sales in 2009 was less than one percent of the annual revenues of each of Danaher and the other company.

Danaher’s non-management directors (all of whom are independent within the meaning of the listing standards of the NYSE) meet at least twice per year in regularly scheduled executive sessions. The sessions are scheduled and chaired by the chair of the Nominating and Governance Committee.

Board of Directors and Committees of the Board

General. The Board met ten times during 2009. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they served during 2009. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. At the time of the Company’s annual meeting in May 2009, there were nine members of the Board, all of whom attended the annual meeting.

The membership of each of the Audit, Compensation, Nominating & Governance and Finance committees as of March 12, 2010 is set forth below.

Name of Director	Audit		Compensation		Nominating & Governance		Finance
Mortimer M. Caplin	X		X
H. Lawrence Culp, Jr.							X
Donald J. Ehrlich	X		X	*
Linda P. Hefner					X
Walter G. Lohr, Jr.					X	*	X
Mitchell P. Rales							X	*
Steven M. Rales							X
John T. Schwieters	X	*			X
Alan G. Spoon			X
Elias A. Zerhouni, M.D.					X

X = committee member; * = Chair

Audit Committee. The Audit Committee operates pursuant to a written charter. The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s system of internal control over financial reporting, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors and the performance of Danaher’s internal audit function and independent auditors, and also oversees the Company’s risk assessment and risk management policies. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Board has determined that all of the members of the Audit Committee are independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act and the listing standards of the New York Stock Exchange, that Mr. Schwieters and Mr. Ehrlich each qualify as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is financially literate within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee met eight times during 2009.

Compensation Committee. The Compensation Committee operates pursuant to a written charter. The Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

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reviews and discusses with Company management the Compensation Discussion & Analysis (CD&A) included in the Company’s annual meeting proxy statement and recommends to the Board the inclusion of the CD&A in the annual meeting proxy statement;

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reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the administration of such plans;

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements; and

•	considers the impact of the Company’s compensation programs on the Company’s risk profile.

The Compensation Committee met eleven times during 2009. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, based on the determination of the Board, independent under the New York Stock Exchange listing standards. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2009. The Committee reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Chairman of the Committee works with our CEO and our corporate secretary to schedule the Committee’s meetings and set the agenda for each meeting. Our CEO, Senior Vice President and General Counsel, and Associate General Counsel and Secretary generally attend the Committee meetings and support the Committee in preparing meeting materials and taking meeting minutes. In particular, our CEO provides background regarding the interrelationship between our business objectives and executive compensation matters; participates in the Committee’s discussions regarding the compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance; and provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent. Danaher’s human resources department also provides the Committee with such data relating to executive compensation as requested by the Committee. The Committee typically meets in executive session, without the presence of management, in conjunction with each regularly scheduled meeting.

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engages Frederic W. Cook & Co., Inc. (“F.W. Cook”) as the Committee’s independent compensation consultant. F.W. Cook takes its direction solely from the Committee. F.W. Cook’s primary responsibilities in 2009 were to review the Company’s executive compensation program, compare compensation levels for the Company’s named executive officers to external market rates to assess whether the Company’s pay levels are competitive, and analyze the Company’s executive compensation program in the context of emerging corporate governance best practices; provide advice to the Committee in connection with potential modifications to certain elements of the Company’s executive compensation program; update the Committee regarding legislative and regulatory initiatives and other trends in the area of executive compensation; and provide advice to the Nominating and Governance Committee with respect to the design of the Company’s non-management director compensation program. The Committee does not place any material limitations on the scope of the feedback provided by the compensation consultant. In the course of discharging its responsibilities, F.W. Cook may from time to time and with the Committee’s consent, request from management certain information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the company’s executive officer responsibilities and other business information. F.W. Cook has not performed and will not perform any services for Danaher other than the services relating to executive and director compensation provided to or at the direction of the Committee.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written charter. The Committee assists the Board in identifying individuals qualified to become Board members, proposes to the Board a slate of directors for election by Danaher’s shareholders at each annual meeting, makes recommendations to the Board regarding matters of corporate governance, facilitates the annual review of the performance of the Board and its committees, oversees the operation of Danaher’s Corporate Governance Guidelines, reviews and makes recommendations to the Board regarding director compensation, and administers Danaher’s Related Person Transactions Policy. The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Governance Committee met twelve times in 2009.

The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management, shareholders and/or by any third-party director search firm that the Committee may retain from time to time to assist in the identification of candidates. During 2009 and 2010, the Committee has retained the services of an executive search firm to help identify, evaluate and provide background information regarding director candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “—Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate.

If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The Committee’s determination of whether to conduct a full evaluation is based primarily on the Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, and the likelihood that the prospective nominee can satisfy the evaluation factors described below and any such other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee. If the Committee determines that any such prospective nominee warrants additional consideration, or if the Committee has initiated a director search process and has identified one or more prospective nominees, the Committee will evaluate such prospective nominees against the standards and qualifications set out in Danaher’s Corporate Governance Guidelines, including:

•	personal and professional integrity and character;

•	prominence and reputation in the prospective nominee’s profession;

•	skills, knowledge and expertise (including business or other relevant experience) useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business;

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the extent to which the interplay of the prospective nominee’s skills, knowledge, expertise and background with that of the other Board members will help build a Board that is effective in collectively meeting Danaher’s strategic needs and serving the long-term interests of the shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Committee also considers such other factors as it may deem relevant and appropriate, including the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for Audit Committee and/or Compensation Committee expertise and the evaluations of other prospective nominees. The Board does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees.

If the Committee determines that a prospective nominee warrants further consideration, one or more members of the Committee (and other members of the Board as appropriate) will interview the prospective nominee. After completing this evaluation and interview process, if the Committee deems it appropriate it will recommend that the Board appoint one or more prospective nominees to the Board or nominate one or more such candidates for election to the Board.

The Committee also reviews and makes recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). In connection with its periodic evaluations of non-management director compensation, the Committee reviews the compensation practices for non-management directors within Danaher’s peer group. For a description of the annual cash compensation paid to each non-management director, please see “Director Compensation—Director Summary Compensation Table.” Each non-management director receives an annual stock option grant at the Compensation Committee’s regularly scheduled July meeting. The exercise price for stock option awards under the plan is equal to the closing price of Danaher’s Common Stock on the date of grant, and all options awarded to non-management directors are immediately exercisable.

Finance Committee. The Finance Committee operates pursuant to a written charter and assists the Board in overseeing financial affairs and policies of Danaher, including matters relating to Danaher’s capital structure and liquidity, and approves business acquisitions, divestitures and investments up to the levels of authority delegated to it by the Board. The Finance Committee met four times in 2009.

Majority Voting for Directors

Our Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, the Board will not nominate a director for election, or appoint a director to fill a vacancy or new directorship, unless the individual has tendered in advance an irrevocable resignation effective if the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will make a determination whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

However, at any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast (which means that the directors who receive the most affirmative votes would be elected to serve as directors).

Website Disclosure

We may provide disclosure in the “Investor—Corporate Governance” section of our corporate website, www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the presiding director or with non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Standards of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Standards of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor—Corporate Governance” section of our corporate website, www.danaher.com, within four business days following the date of such amendment or waiver.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-management directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the “named executive officers.”

Overview and Objectives

The goal of our compensation program for named executive officers is to build long-term value for our shareholders. Toward this goal, under the direction of the Compensation Committee (“Committee”) of our Board of Directors we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, complexity and global footprint;

•	motivate executives to perform consistently over the long-term at or above the levels that we expect; and

•	tie compensation to the achievement of near-term and long-term corporate goals that we believe best advance the long-term interests of shareholders.

To achieve these objectives we have developed a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a strong bias toward compensation that is dependent on company performance, particularly long-term, equity-based compensation. Our executive compensation program rewards our executive officers when they build long-term shareholder value, achieve annual business goals and maintain long-term careers with Danaher.

Summary of 2009 Business Conditions and Compensation Actions

The 2009 global recession presented a challenging business environment for the Company. Throughout the year, we sought to aggressively manage and reduce costs while continuing to provide high-quality products and services to our customers and invest in acquisitions, technologies, new products and global infrastructure that will enable us to capitalize on growth opportunities when global economies recover. Although our 2009 revenues and earnings declined compared to 2008, our 2009 financial performance compared favorably to our peer group; our timely and well-executed restructuring activities and cost management actions mitigated the impacts of the recession in the short-term and positioned the Company to compete and grow more effectively over the long-term; and we opportunistically consummated fifteen acquisitions in 2009 and reached an agreement to acquire the AB Sciex and Molecular Devices businesses (which we consummated in January 2010).

Against this backdrop, below are the key aspects of our named executive officer compensation for 2009:

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2009 base salaries for our named executive officers were reduced by 2% to 13% compared to 2008 as part of a Company-wide initiative to manage the Company’s fixed-cost structure in light of the economic recession;

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the value of the discretionary bonuses awarded to each of the named executive officers for 2009 performance were 20% to 36% less than the annual incentive compensation amounts they received in 2008, and were awarded in whole or in part in restricted stock units subject to time and performance-based vesting conditions; and

•	the target value of the equity compensation awarded to our named executive officers in 2009 remained substantially the same compared to 2008.

Determining Named Executive Officer Compensation

The Committee exercises its judgment in making executive compensation decisions. Within the overall framework of the objectives discussed above, the factors that generally shape particular executive compensation decisions are the following:

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The executive’s relative level of responsibility within Danaher and the impact of his or her position on Danaher’s performance. The Committee believes that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility, to help ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value.

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Danaher’s operational and financial performance, on an absolute basis and relative to its peers. In particular, we have structured our long-term compensation to be more sensitive to changes in long-term Company performance compared to the long-term compensation awarded by many of our peers, because we pay none of our long-term compensation in cash and the vesting terms for our equity awards are longer than typical for our peer group.

•	The executive’s record of performance, tenure and long-term leadership potential.

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Our assessment of pay levels and practices in the competitive marketplace. As a result of our history of operating performance and shareholder value creation, our history of successfully applying the Danaher Business System (a proprietary set of processes and methodologies we use that are designed to continuously improve business performance) and the significant resources we devote to training our executives in the Danaher Business System, we believe that our officers are particularly valued by other companies with greater resources. In addition, given our expectations regarding future growth, our Board and Committee have engaged a corps of named executive officers capable of leading a significantly larger company, which adds to this retention risk.

Though the philosophy and goals of our compensation program have remained consistent over time, the Committee considers the factors above within the context of the then-prevailing economic environment and the Committee may adjust the terms and/or amounts of compensation elements in an effort to ensure that they continue to reflect our philosophy and goals.

For a description of the role of the Company’s executive officers and the Committee’s independent compensation consultant in the executive compensation process, please see “Corporate Governance—Board of Directors and Committees of the Board—Compensation Committee.”

Risk Considerations and Review of Executive Compensation Practices

While risk-taking is a necessary part of growing a business, the Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following attributes and risk-mitigation features of our program:

•	our program’s emphasis on long-term, equity-based compensation, which discourages risk-taking that produces positive short-term results at the expense of building long-term shareholder value;

•	within the equity compensation program the balance between options and full-value RSUs, which on a combined basis results in what we believe is an appropriate degree of leverage;

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vesting terms that are longer than typical for our peer group, which (together with our recoupment policy, referenced below) help ensure that the time horizon over which our executives realize their compensation is consistent with achieving long-term shareholder value;

•	our recoupment policy (described below);

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the use of a combination of one-year and three-year historical performance periods under our annual cash incentive plan, which encourages annual performance that sustains rather than detracts from future performance;

•	the Committee’s ability to use negative discretion to reduce annual cash incentive compensation payments and reduce the number of shares paid upon vesting of RSUs;

•	our executive stock ownership guidelines (described below); and

•	the diversified nature of Danaher’s portfolio of businesses with respect to markets served, products and services sold and geographic footprint.

In addition, the Committee regularly reviews external executive compensation practices and in recent years has revised Danaher’s executive compensation policies and practices to:

•	allow the Company to recoup cash incentive compensation payments and equity award proceeds in the event of a material restatement of Danaher’s consolidated financial statements;

•	eliminate tax-reimbursement and gross-up provisions on a prospective basis;

•	eliminate club membership, automobile and executive life insurance perquisites;

•	for equity awards granted since 2006, eliminate any rights to accelerated vesting upon change of control or termination (except upon death); and

•	require executive officers to maintain specified stock ownership levels.

Analysis of 2009 Named Executive Officer Compensation

Our 2009 executive compensation program consisted of four elements:

Element	Form of Compensation	Primary Objectives
Long-Term Incentive Awards	Stock options with extended time-based vesting periods

•     Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•     Align the interests of management and shareholders by ensuring that realized compensation is commensurate with long-term changes in shareholder value

Performance-based restricted stock units (RSUs) with extended time-based vesting periods

•     Attract, retain and motivate skilled executives and encourage loyalty to Danaher

•     Align the interests of management and shareholders by tying realized compensation to attainment of performance goals and long-term changes in share price

•     Make our total executive compensation plan competitive, given the increasing prevalence of full-value awards in peer compensation packages

Variable Annual Compensation	Annual cash incentive compensation (no amounts were paid out in 2009 under the award formula)

•     Align the interests of management and shareholders by tying annual cash incentive compensation to achievement of near-term corporate goals in key areas of operational and financial performance that also support our long-term business objectives

•     Attract, retain and motivate skilled executives

Discretionary bonuses paid in performance-based RSUs (in the case of the CEO) or 50% performance-based RSUs/50% cash (in the case of the other NEOs)

•     Reward positive, near-term operational and financial performance that also supports our long-term business objectives

•     Align the interests of management and shareholders by tying realized compensation in whole or in part to attainment of performance goals and changes in share price

•     Retain skilled executives

Element	Form of Compensation	Primary Objectives
Base Salary	Cash

•     Attract and retain skilled executives while simultaneously avoiding a high, fixed cost structure

•     Provide sufficient fixed compensation to allow a reasonable standard of living relative to executives at peer companies, thereby mitigating incentive to pursue inappropriate or excessive risk taking to maximize variable pay opportunities

Other Compensation	Employee benefit plans; severance and change-of-control benefits; perquisites	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that is higher than our actual costs

In determining the appropriate mix of compensation elements for each named executive officer for 2009, the Committee considered the factors referred to above under “—Determining Named Executive Officer Compensation” and exercised its judgment.

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The most significant component of compensation for each named executive officer for 2009 was long-term, equity-based compensation with extended time-based vesting periods. Based on Danaher’s past experience we believe that this type of compensation is most effective in accomplishing all three of the objectives set forth under “—Overview and Objectives.”

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The near-term focus and cash nature of the Company’s variable annual compensation awards are generally intended to complement the longer-term, equity-based elements of the program, although for the reasons discussed below 2009 bonuses were awarded partly (or in Mr. Culp’s case, wholly) in restricted stock units subject to time and performance-based vesting conditions.

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In 2009 we sought to pay sufficient base salary and other compensation to avoid competitive disadvantage in the marketplace for skilled executives while simultaneously managing our fixed cost structure to a sustainable level.

Long-Term Incentive Awards

Philosophy. The long-term incentive awards that the Committee grants consist of stock options and performance-based RSUs, each subject to extended time-based vesting criteria. The Committee believes that stock options promote the objectives of our executive compensation program in the following ways:

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Long time-based vesting periods are a hallmark of both our executive stock option and RSU awards. The extended vesting terms of these awards encourage officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term corporate objectives.

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We believe our stock option award program has contributed significantly to our historical record of operational and financial performance. That performance record, in turn, has generally made our stock option awards very valuable over the long-term. Stock options have been our most effective overall compensation tool in recruiting, motivating and retaining skilled officers and we believe they will continue to be so over the long-term.

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Stock options are inherently performance-based, as the recipient does not receive any benefit unless our stock price rises after the date the option is granted. This links stock option compensation directly to shareholder value creation.

To balance upside potential with volatility risk and yield an appropriate degree of overall leverage, the Company awards executives a combination of stock options and RSUs. The value attributable to RSUs is less subject to financial market volatility and therefore tied more directly to operational performance under the direct control of management. To help motivate performance our RSU’s are subject to performance-based as well as time-based vesting criteria, although given the significance of RSUs as a retention tool the Committee views the performance criteria as ancillary in importance to the time-based vesting requirement. The Committee used Adjusted EPS (which is defined in “Employee Benefit Plans—2009 Performance Formula”) as the performance metric because it believes Adjusted EPS growth correlates strongly with shareholder returns. The performance criteria applicable to the RSUs awarded to our named executive officers in 2009 are described in the footnotes to the “Outstanding Equity Awards at 2009 Fiscal Year-End” table.

Grant practices. The Committee grants equity awards under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”). For a description of the 2007 Plan, please see “Employee Benefit Plans—2007 Stock Incentive Plan.”

The exercise price for stock option awards under the 2007 Plan equals the closing price of Danaher’s common stock on the date of grant (or on a specified later date). Executive equity awards are granted at or shortly following regularly scheduled Committee meetings, at the time of an executive promotion or upon identification of a specific retention concern, and the timing of equity awards has not been coordinated with the release of material non-public information. Regularly scheduled meetings of the Committee are generally scheduled in advance of the calendar year in which they occur. The Committee’s general practice is to grant annual equity awards to executives at or shortly following the Committee’s regularly scheduled meeting in February, because that is the time when the Committee reviews the performance of the executive officers and determines the other components of executive compensation.

Determining 2009 equity awards. In considering the annual equity awards for its named executive officers in early 2009, the Committee noted that adhering to a value-based methodology for determining award amounts during a time of declining stock prices would increase the share dilution attributable to the executive compensation program. However, the Committee also recognized that strong individual and operating performance does not always create immediate shareholder value, and that the Company’s equity compensation program is designed to motivate sustained, long-term performance and the creation of shareholder value over the long-term. In light of these considerations and the retention considerations noted above, the Committee concluded that it was not appropriate to significantly change its long-term compensation program in response to the recessionary economic environment and depressed price of the Company’s common stock.

In February 2009, the Committee made equity grants to each of the named executive officers, as described in the “Grants of Plan-Based Awards for Fiscal 2009” table. Prior to 2009, the Committee awarded Mr. Culp equity awards every three years (with the last such grant being in 2006), to enhance the retention effect of his equity awards. In 2009 the Committee decided to grant Mr. Culp’s equity award on an annual basis and with the same vesting terms applicable to the other named executive officer grants. The Committee implemented this change because it believes that Mr. Culp’s overall compensation structure provides appropriate retention incentives, and because granting equity awards on an annual basis gives the Committee the flexibility to structure his awards in a way that takes into account year-to-year changes in competitive market practices as well as the performance of both Mr. Culp and the Company. The Committee subjectively determined the dollar value of equity compensation targeted to be delivered to the officer in 2009, taking into account each of the factors below:

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(1) equity compensation data for the peer group described below, and (2) the accumulated value of equity awards previously granted to the executive (including both outstanding and previously realized awards), to determine whether the officer’s equity compensation provides sufficient retention incentives;

•	the officer’s level of responsibility, performance record and potential to contribute to future Company performance and assume additional leadership responsibility; and

•	the risk/reward ratio of the amount of the award compared to the length of the applicable vesting provisions.

The approximate dollar value intended to be awarded to each officer was divided approximately 50/50 between stock options and RSUs, compared to the 60/40 split used in 2008 and previous years. The Committee modestly increased the proportion of RSUs awarded in 2009 because it recognized that RSUs may provide greater retention benefits in a declining equity market. The dollar amount attributable to RSUs was translated into a number of RSUs using a 15-day average closing price (or the grant date closing price in Mr. Culp’s case). The dollar value attributable to stock options was translated into a number of stock options assuming an option value equal to 40% of such price.

The 2009 equity compensation awards for Danaher’s named executive officers tended to be larger than the equity compensation awarded by Danaher’s peers to officers in comparable positions based on most recently available data, because (1) the vesting periods applicable to our awards are longer than typical for our peer group, (2) for high-level executives the Committee seeks to have equity-based compensation constitute a higher percentage of total compensation to help ensure such executives are held most accountable for long-term operating results and changes in shareholder value, and (3) the competitive demand for our executives requires that we make greater efforts to retain executives.

Annual Incentive Awards

2009 Award Opportunity Under Annual Cash Incentive Compensation Plan. In February 2009, the Committee adopted a performance formula for determining the amounts to be paid to each named executive officer for 2009 under Danaher’s 2007 Executive Cash Incentive Compensation Plan (please see “Employee Benefit Plans—2007 Executive Cash Incentive Compensation Plan” for a summary of the 2007 Plan and the 2009 performance formula). The Committee designed the 2009 performance formula in a manner that it believed at the time would not only provide an appropriate linkage between compensation and near-term Company performance, but also provide sufficient flexibility to address personal performance, competitive concerns, the Company’s performance relative to its peers and other factors that the Committee might deem relevant at the time when payments were determined. Subsequent to such time, however, the economy deteriorated more significantly than anticipated and in order to appropriately adjust the Company’s cost structure, the Company undertook restructuring activities of a magnitude significantly greater than anticipated in February 2009. Due in significant part to these restructuring charges that were associated with fundamental changes to the Company’s cost structure and intended to better position the Company for future success, 2009 Adjusted EPS declined by more than 15% compared to 2008 Adjusted EPS. This resulted in a company performance factor of zero and no payouts under the plan for 2009 under the terms of the formula established by the Committee in February 2009. See “—2009 Performance Formula” below for a discussion of the other aspects of the 2009 performance formula.

2009 Discretionary Bonus Awards. In early 2010, the Committee concluded in retrospect that given its limited visibility into Company performance at the time it adopted the 2009 performance formula in February 2009 and the unique economic conditions experienced during the year, the formula did not provide sufficient flexibility to take into account the Company’s 2009 performance on a relative basis. In addition, use of Adjusted EPS as the sole Company metric for determining payments under the 2007 Plan did not take into account all of the factors relevant in assessing the short-term and long-term effectiveness of the Company’s performance in the context of a global economic recession of such magnitude. In particular, the Committee considered that due in significant part to the leadership of each of the named executive officers:

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the Company’s 2009 financial performance compared favorably to the peer group and the Company achieved market share gains across a range of businesses. While the Company’s earnings per share declined 12.5% from 2008 to 2009, median earnings per share (excluding extraordinary items) in the respective, most recent fiscal year for the companies in Danaher’s peer group declined by 35.3%[1].

[1]	Based on as reported earnings per share (excluding extraordinary items) for each peer company’s last completed fiscal year, as provided by Capital IQ as of March 12, 2010.

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the Company’s timely and well-executed restructuring activities and cost management actions achieved permanent savings that mitigated the impact of the recession in the short-term, preserved the investments and resources necessary to capitalize on growth opportunities when the global economies improve and positioned the Company to compete and grow more effectively over the long-term. In addition to the strong relative earnings performance noted above, the Company generated $1.8 billion of operating cash flow in 2009, a decline of only 3% compared to 2008 despite the 12.5% decline in earnings per share and the payment of significant cash restructuring costs during 2009.

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the Company opportunistically consummated fifteen acquisitions in 2009 and reached an agreement to acquire the AB Sciex and Molecular Devices businesses (which was consummated in January 2010). These acquisitions in the aggregate added approximately $1.1 billion in annual revenues and significantly advanced the strategic evolution of the Company’s portfolio toward higher-technology, higher-margin businesses.

As a result, the Committee in its discretion concluded that despite the absolute year-over-year declines in earnings and revenues, the prudent, experienced leadership of the named executive officers and the Company’s strong relative performance warranted the payment of discretionary bonus awards to each officer. In particular, the Committee noted that the variable annual compensation element of the Company’s program is intended to reward strong near-term performance that supports the Company’s long-term business objectives, and the fact that the 2009 performance formula did not capture all of the factors relevant to assessing the Company’s 2009 performance should not dictate a result contrary to the objectives of the program.

The Committee also decided, however, that in light of the year-over-year declines in earnings and revenues, it would likewise be consistent with the objectives of the Company’s program for (1) the amounts paid as discretionary bonuses to be materially lower compared to 2008 annual cash incentive plan payouts, and (2) the discretionary bonuses to be structured in a way that ties the realized value of the award to the delivery of future shareholder value. The Committee subjectively concluded that the bonus payment for Mr. Culp should be reduced by approximately 36% compared to his 2008 cash incentive compensation award, and the bonuses for each of the other named executive officers should be reduced by between 20% to 27% on a year-over-year basis (with the specific amount of reduction determined after consideration of individual and business performance). The Committee applied the largest reduction to Mr. Culp since, consistent with the Company’s philosophy, the Committee holds the most senior executives most accountable for the Company’s performance and changes in shareholder value.

The Committee also concluded that all of Mr. Culp’s 2009 bonus (and one-half of the bonuses paid to each of the other named executive officers) should be paid in RSUs subject to time and performance-based vesting, to provide additional retention incentives and so that the ultimate realization of such compensation is contingent upon changes in shareholder value. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of April 30, 2011 and 2012. The recipients will not vest in any of the RSUs however unless the Company (1) completes four consecutive fiscal quarters, beginning on or after January 1, 2010 and ending on or before February 23, 2020, in which the Company’s Adjusted Return on Equity2 equals or exceeds 8% for such 12-month period, and (2) achieves four consecutive fiscal quarters of positive net income prior to the tenth anniversary of the grant date. The Committee chose Adjusted Return on Equity as the performance metric in order to link the vesting of these awards in part to the return that the Company realizes on its 2009 restructuring activities. Although these RSUs were awarded in respect of 2009 performance, because they were granted in 2010 they will be reported as 2010 compensation in the Summary Compensation Table in next year’s annual proxy statement per applicable SEC rules. The performance-based RSUs awarded to the named executive officers pursuant to these discretionary bonuses were as follows: Mr. Culp received 28,000 RSUs with a grant date fair value of

[2]	Adjusted Return on Equity means Adjusted Net Income for the applicable measurement period divided by the simple average of shareholders’ equity as of the end of each quarter within such period, and Adjusted Net Income is calculated as GAAP net income excluding the same items that are excluded for purposes of calculating Adjusted EPS under the 2009 performance formula.

$2,089,920; Mr. Comas received 3,640 RSUs with a grant date fair value of $271,690; Mr. Daniel received 2,430 RSUs with a grant date fair value of $181,375; Mr. Joyce received 3,815 RSUs with a grant date fair value of $284,752; and Mr. Lico received 3,465 RSUs with a grant date fair value of $258,628. The cash portions of the discretionary bonuses awarded to Messrs. Comas, Lico, Joyce and Daniel with respect to 2009 are reflected in the “Bonus” column of the Summary Compensation Table.

2009 Performance Formula. Although the 2009 performance formula yielded no payout, following is a summary of how the Committee designed the 2009 performance formula. The 2009 performance formula was the product of four elements: the officer’s base salary and applicable baseline bonus percentage, multiplied or diminished (as applicable) by two, discrete factors tied to Company and individual performance:

Baseline annual bonus percentage. The first factor was the “baseline annual bonus percentage.” The Committee set this percentage for each officer at a level that (assuming the actual personal factor and company performance factor fell within the ranges experienced in recent years) would yield a payout deemed by the Committee to be appropriate based on the executive’s level of responsibilities, the amount of comparable compensation that peer companies would offer such officer and the amount of annual incentive compensation awarded to the executive in the prior year.

Company performance factor. The second factor was the company performance factor, which was intended to drive the achievement of near-term corporate performance. The company performance factor weighted on an equal basis (1) year-over-year Adjusted EPS growth, and (2) compounded annual Adjusted EPS growth over the trailing three-year period, to promote consistent, sustainable growth. The Committee used Adjusted EPS as the financial measure in this factor because it believes Adjusted EPS growth correlates strongly with shareholder returns. Because the intent of this factor was to drive core operational performance, and to allow for evaluation of operating results on a consistent and comparable basis, the Committee adjusted GAAP EPS in a manner that focused on gains and charges that it believed to be most directly related to Company operating performance during the period. The Committee adjusts EPS in a similar manner in establishing the performance criteria applicable to annual RSU awards.

Personal factor. The third factor was the personal factor, which was a multiplier of 2.0 subject to reduction in the Committee’s discretion based on individual performance and such other considerations as it deemed appropriate. This factor enables the Committee to apply negative discretion to adjust the formulaically determined award down to the amount it believes is appropriate. At the beginning of 2009, the Committee established for each named executive officer the annual personal performance objectives described below, each of which is intended to encourage near-term performance that supports the Company’s long-term business objectives. The Danaher Business System philosophy is built upon the concept of continuous improvement and requires that we raise the performance bar each year for each member of our executive team. As a result, the 2009 personal performance objectives for our executives that were based on quantitative targets were set at levels that the Committee and management believed were achievable, but that required personal performance appreciably above the level of personal performance achieved by the executive in the prior year.

Mr. Culp’s 2009 objectives consisted of qualitative goals relating to effective capital allocation, strategic leadership (including with respect to particular business units), strengthening of Danaher’s senior leadership team and Danaher Business System leadership. Mr. Comas’ 2009 objectives consisted of quantitative and qualitative goals with respect to the Company’s liquidity and capital resources and the amount of capital deployed for acquisitions; and qualitative goals relating to investor relations, cost savings and margin improvement, and human resource/organizational matters within specified corporate departments. Mr. Lico’s 2009 objectives consisted of quantitative goals for his businesses and/or one or more sub-units thereof relating to revenue growth, relative revenue growth compared to competitors, significant product development projects, bolt-on acquisitions, operating margin expansion, working capital performance and human resource/organizational matters; and qualitative objectives for his businesses and/or one or more sub-units thereof relating to growth capabilities, business strategy and human resource/organizational matters. Mr. Joyce’s 2009 objectives consisted of quantitative goals for his businesses and/or one or more sub-units thereof relating to revenue growth, relative revenue growth compared to competitors, acquisitions, return-on-invested-capital performance with respect to acquisitions, and human resource/organizational matters. Mr. Daniel’s 2009 objectives consisted of quantitative goals for his businesses relating to increasing the revenue funnel, operating margin expansion, on-time delivery performance, acquisitions, and human resource/organizational matters; and qualitative objectives for his businesses relating to strengthening growth processes, improving the selling model and realizing commercial synergies among his businesses.

2010 Performance Formula. In March 2010, the Committee adopted the 2010 performance formula under the 2007 Plan; for a description of the differences between the 2010 formula and the 2009 formula, please see “Employee Benefit Plans—2007 Executive Cash Incentive Compensation Plan—2010 Performance Formula.” In particular, the Committee:

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adjusted the weighting between the one-year and three-year Adjusted EPS growth rates (75%/25%, respectively) to ensure that the restructuring charges incurred in 2008 and 2009 do not inordinately diminish the formula’s sensitivity to annual performance. The Committee used its judgment in determining the respective weightings to apply to the one-year and three-year Adjusted EPS growth rates.

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eliminated the payment “cliff” that automatically resulted in no payment under the plan if year-over-year Adjusted EPS declined by 15% or more. The Committee concluded that a uniformly linear calculation is more appropriate because it continues to incentivize performance even where Adjusted EPS declines by 15% or more year-over-year and avoids any adverse risk-taking incentives that a payment cliff could create. In addition, in circumstances where performance otherwise would have fallen below the cliff, the new formula does not automatically dictate a zero payment but rather allows the Committee to use its negative discretion as appropriate after considering all relevant factors.

Base Salary

2009 Base Salaries. The Committee reviews base salaries for executive officers in February of each year or in connection with promotions. The 2009 salaries for each of the named executive officers are set forth in the Summary Compensation Table. In determining annual base salary for our CEO, the Committee typically considers the salary amount that would be available to the CEO in the competitive marketplace. With respect to named executive officers other than the CEO, if the officer meets or exceeds expectations in a given year the Committee typically increases his or her base salary for the following year. In determining the amount of the increase for such named executive officers, the Committee typically uses the prior year’s salary as the initial basis of consideration and considers the individual factors described above under “—Determining Named Executive Officer Compensation,” focusing on the relative level of the executive’s responsibilities and the salary amount that peer companies would make available to such officer. Given that base salary is one of the elements in the formula for determining annual incentive compensation, the Committee also considers how changes in base salary would impact cash incentive compensation.

In 2009, however, in light of the recessionary economic conditions, the Committee’s primary consideration in determining named executive officer salaries was to manage the Company’s fixed cost structure to a sustainable level. As a result, although the Committee determined that each named executive officer met or exceeded expectations for 2008, at Mr. Culp’s recommendation the Committee reduced the salaries of each of the named executive officers. The Committee used its subjective judgment and reduced Mr. Culp’s annual salary rate by 15% and the annual rates of the other executives by 10%. Because of when the reductions occurred during 2009, these changes translated into a year-over-year reduction of 13% for Mr. Culp and a year-over reduction of 9% for the other named executive officers (except for Mr. Daniel, whose year-over-year reduction was 2% because his 2008 salary was lower as a result of his being promoted to an executive position mid-year).

2010 Base Salaries. In February 2010, in light of the general improvement in the economy, the Committee restored the named executive officer salaries to 2008 levels but postponed consideration of any merit-based increases until later in the year. In addition, the Committee eliminated certain perquisites for each named executive officer and increased the salary for each such officer by an amount that (together with the associated increase in annual cash incentive compensation opportunity) the Committee believes approximates the value of such perquisites.

Other Compensation

Severance and Change-of-Control Benefits. We have entered into an employment agreement with Mr. Culp that provides for payments upon certain events of termination, including in connection with a change-of-control. In addition, the terms of Mr. Culp’s 2006 option grant provide for an accelerated vesting schedule in the event he dies, is terminated for disability or without cause or resigns for good reason, and full vesting upon a change of control. These termination and change-of-control provisions are described in “Employment Agreements—Employment Agreement with H. Lawrence Culp, Jr.”, and the amounts that Mr. Culp would have been entitled to had any termination or change-of-control event occurred on December 31, 2009 are set forth in “—Potential Payments upon Termination or Change-of-Control”.

When the Committee adopted these severance and change-of-control provisions, it focused on three key objectives:

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ensuring that Mr. Culp has sufficient security such that he is not discouraged from taking appropriate actions to maximize value for shareholders (and in the context of a change-of-control, ensuring that Mr. Culp is not deterred from pursuing change-of-control opportunities that would maximize value for shareholders);

•	tying most of the potential value of his severance arrangements to the degree to which Danaher’s stock price has increased over his tenure; and

•	ensuring that Mr. Culp’s total compensation package is competitive as compared to other potential opportunities that may be available to him.

If Danaher were to pursue a change-of-control transaction beneficial to Danaher shareholders, the Committee believes that Mr. Culp’s active support of the transaction would be critical to its success. Though the cash amounts payable to Mr. Culp in connection with a change-of-control are subject to a “double trigger,” the Board adopted a “single trigger” for the stock options that vest upon a change-of-control to provide a more powerful retention incentive during change-of-control discussions. Mr. Culp’s employment agreement also requires Danaher to pay, and make Mr. Culp whole with respect to, any excise tax payments he may owe upon a change-of-control as a result of any payments he receives from Danaher or from or a party that acquires Danaher. The excise tax gross-up is not intended to compensate Mr. Culp for ordinary income taxes payable on his separation and change-of-control-related benefits, but rather is intended to ensure that he receives the benefits set forth in his employment agreement and that the after-tax value is not reduced by excise taxes that are outside the control of Mr. Culp and the Company. Mr. Culp’s severance and change-of-control arrangements are different from the other named executive officers because when they were entered into they reflected terms common with respect to the CEO position. We do not believe the competitive marketplace at this time requires us to extend similar provisions to other executives, and the vesting provisions applicable to the equity awards granted to Mr. Culp subsequent to 2006 do not accelerate upon change-of-control or severance (other than upon death, as provided for in the 2007 Plan). In addition, the Committee has adopted a position that it will not agree to any tax-reimbursement or gross-up provisions in any future executive officer compensation arrangement, except for gross-ups provided pursuant to a plan or policy applicable to management employees of the Company generally such as a relocation or expatriate tax equalization policy.

We have entered into agreements with each of our other named executive officers that provide for severance payments under certain circumstances as consideration for post-employment non-competition, non-solicitation and confidentiality obligations (Mr. Culp has agreed to similar post-employment covenants in his employment agreement). The Company’s Senior Leader Severance Pay Plan also provides for continuation of health and welfare benefits over the term of the severance period. We believe that these post-employment restrictive covenants are critical in protecting our proprietary assets, and we amended the agreements with these other named executive officers in March 2009 to further strengthen the protections that they provide to the Company. Other than as described above, we have no formal employment agreement with any named executive officer.

Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee annually reviews and approves all perquisites made available to our named executive officers, and effective January 1, 2010, the Committee eliminated the club membership and automobile perquisites. We continue to make available to the named executive officers an executive physical examination, tax preparation, financial planning and other professional services, parking, tickets for sporting events, and with respect to Messrs. Culp and Comas, personal use of the Danaher plane when not in use for business purposes. We believe these perquisites help make our total executive compensation plan competitive and are generally commensurate with what our peers provide to persons in similar positions, are cost-effective in that the perceived value of these items is higher than our actual cost, and (with respect to the professional services and airplane use in particular) help to maximize the amount of time that the executives spend on Danaher business. We do not provide tax gross-ups with respect to any perquisites.

In addition, each named executive officer participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of our management; for a summary of the plan, please see “Employee Benefit Plans—Executive Deferred Incentive Program.” We use the EDIP to contribute amounts to executives’ retirement accounts on a tax effective basis, and to give our executives a tax effective way to save for retirement. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not begin vesting in the amounts that we contribute to their EDIP account until they have participated in the program for five years, and do not fully vest in such amounts until they have participated in the program for 15 years. EDIP participants may defer on a tax-free basis all or any portion of their salary and bonus in a given year. Given that the EDIP is intended as a vehicle for retirement savings, the earnings rates we offer for EDIP balances are generally the same as for the funds offered under our 401(k) plan.

Analysis of CEO Compensation Compared to Other NEO Compensation

A comparison of our CEO’s total compensation to the total compensation of our other named executive officers in 2009 helps illustrate how the Committee applied the factors described in “—Determining Named Executive Officer Compensation.” There are three primary reasons why our CEO’s 2009 total compensation is greater than the 2009 total compensation of each of our other named executive officers:

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The CEO position is critical in an organization as diversified and acquisitive as Danaher, in particular because we do not have a “chief operating officer” immediately below the CEO. The amount of our CEO’s equity awards as a percentage of his total compensation illustrates the significance of the CEO position and our belief that the amount and the “at-risk” nature of compensation should increase commensurate with the level of responsibility.

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Over the course of Mr. Culp’s 19-year tenure with Danaher, he has generated a record of sustained, exceptional performance at each level at which he has served and has served as a Danaher executive officer longer than any other named executive officer.

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Given our expectations regarding future growth we have selected a CEO capable of leading a significantly larger company. Mr. Culp’s ability, experience and track record make him particularly attractive to larger companies with greater resources.

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market in determining the compensation of its executives. However, the Committee believes it is important to clearly understand the relevant market for executive talent to ensure that our executive compensation program supports our attraction and retention needs and is fair and efficient. As a result, the Committee has worked with F.W. Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements. The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate.

The Company’s peer group consists of the companies set forth below. The Committee selected companies for inclusion in the peer group based on the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and based on comparability of revenues, market capitalization and net income. We rank approximately in the median of the group with respect to revenue, and between the median and 75th percentile with respect to market capitalization and net income.

3M Company	Emerson Electric Co.	Rockwell Automation Inc.
Agilent Technologies Inc.	Honeywell International Inc.	SPX Corp.
Becton Dickinson & Co.	Illinois Tool Works, Inc.	Textron Inc.
Cooper Industries	ITT Industries, Inc.	Thermo Fisher Scientific Inc.
Covidien Ltd.	Medtronic Inc.	Tyco International Ltd
Dover Corp.	Parker-Hannifin Corp.	United Technologies Corp.
Eaton Corp.	PerkinElmer Inc.

The data that the Committee reviewed in connection with its 2009 executive compensation decisions estimated the 25th, median and 75 th percentile positions among our peers with respect to base salary, target and actual cash incentive compensation, target and actual cash compensation, long-term incentive compensation, target and actual direct compensation and actual total compensation.

Tax Deductibility of Named Executive Officer Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee has taken the steps it believes are necessary to preserve the deductibility of all equity awards made to each of the named executive officers. The discretionary cash bonus amounts awarded to certain of the named executive officers for 2009 performance and paid in 2010 are not performance-based under Section 162(m). In determining base salary, benefits, perquisites and other compensation, the Committee considers tax deductibility but its primary goal is to offer compensation that is competitive within our peer group. For 2009, approximately $29,000 of Mr. Culp’s compensation is not deductible under 162(m). The compensation paid in 2009 to each of the other named executive officers is fully deductible under 162(m).

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of their election or appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his base salary. The requirement for Executive Vice Presidents is three times base salary and for Senior Vice Presidents, two times base salary. Once an executive officer has acquired a number of Company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently declines) until he or she is promoted to a higher level. Under the policy, beneficial ownership includes shares in which the officer or his or her spouse or child has a direct or indirect interest, notional shares of Danaher stock in the EDIP plan, shares held in a 401(k) plan, and unvested RSUs, but does not include shares subject to unexercised stock options. Each named executive officer was in compliance with the stock ownership requirements as of December 31, 2009. Danaher policy also prohibits Danaher employees from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Treatment of Awards in the Event of Misconduct

To further discourage inappropriate or excessive risk-taking, in March 2009 the Committee adopted a recoupment policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team and certain other employees, including each of the named executive officers (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

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the portion of any annual incentive compensation payment awarded to any covered person on or after March 15, 2009 and within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board shall have the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•

all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

In addition, each of the stock plans in which Danaher’s executive officers participate contains a provision for recovering awards upon certain circumstances. Under the terms of the 2007 Plan and the 1998 Plan, no associate can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct. In addition, under the terms of the EDIP, if the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Compensation Committee Report

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chairman)

Mortimer M. Caplin

Alan G. Spoon

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2009, 2008 and 2007 by our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009, also known as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
H. Lawrence Culp, Jr., President and CEO	2009	$953,958	0	$4,449,114	$5,236,378	0	$2,008	$407,854	(5)	$11,049,312
	2008	$1,100,000	0	0	0	$3,267,250	$2,156	$580,225		$4,949,631
	2007	$1,100,000	0	0	0	$3,775,000	$2,077	$386,681		$5,263,758
Daniel L. Comas, Executive Vice President and CFO	2009	$535,031	$262,500	$1,273,993	$1,500,319	0	$2,536	$178,513	(6)	$3,752,892
	2008	$585,000	0	$1,100,035	$1,744,655	$715,000	$2,726	$159,981		$4,307,397
	2007	$500,000	0	$1,000,890	$1,583,780	$750,000	$2,626	$117,350		$3,954,646
William K. Daniel II Executive Vice President (7)	2009	$480,156	$175,000	$1,042,597	$952,048	0	0	$99,380	(8)	$2,749,181

Thomas P. Joyce, Jr. Executive Vice President	2009	$480,156	$275,000	$1,273,993	$1,500,319	0	$4,039	$112,019	(9)	$3,645,526
	2008	$525,000	0	$1,100,035	$1,744,655	$700,000	$4,325	$105,918		$4,179,933
	2007	$450,000	0	$1,000,890	$1,583,780	$650,000	$4,166	$98,102		$3,786,938
James A. Lico, Executive Vice President	2009	$480,156	$250,000	$1,273,993	$1,500,319	0	$2,677	$111,524	(10)	$3,618,669
	2008	$525,000	0	$1,100,035	$1,744,655	$700,000	$2,885	$95,722		$4,168,297
	2007	$450,000	0	$1,000,890	$1,583,780	$725,000	$2,779	$91,038		$3,853,487

(1)	Mr. Joyce deferred $120,000 of his 2009 salary, $168,000 of his 2008 salary and $156,000 of his 2007 salary into the EDIP. Mr. Daniel deferred $48,000 of his 2009 salary into the EDIP. Each of the named executive officers also contributed a portion of his 2009, 2008 and 2007 salaries to the 401(k) Plan.

(2)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year. With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of Danaher Common Stock on the date of grant. With respect to stock options, for Messrs. Culp, Comas, Joyce and Lico the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

Year of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
2009	2.71%	35.0%	0.2%	9.5 years
2008	3.80%	26.0%	0.2%	9.5 years
2007	4.73%	21.0%	0.1%	9.5 years

For Mr. Daniel, the following Black-Scholes assumptions (assuming no forfeitures) apply to the options awarded to him in 2009:

Year of grant	Risk-free interest rate	Stock price volatility rate	Dividend yield	Option life
2009	2.08%	35.0%	0.2%	6.0 years

(3)	Mr. Lico deferred $100,000 of his bonus compensation for 2009 into the EDIP. Messrs. Culp, Lico and Joyce deferred $816,812, $125,000 and $105,000, respectively, of their non-equity incentive plan compensation for 2008 into the EDIP. Messrs. Culp, Lico and Joyce deferred $943,750, $72,500 and $65,000, respectively, of their non-equity incentive plan compensation for 2007 into the EDIP.

(4)	For each named executive officer, the amount set forth represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan between the December 31, 2008 plan measurement date and the December 31, 2009 plan measurement date. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2008 and December 31, 2009 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 5.25% for the plan measurement date of December 31, 2008 and 4.75% for the plan measurement date of December 31, 2009; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2009. We do not provide any above-market or preferential earnings on compensation that is deferred on a basis that is not tax qualified.

(5)	Includes $17,260 in Danaher contributions to Mr. Culp’s account in the 401(k) Plan; $198,000 in contributions to his account in the EDIP; and an aggregate of $192,594 in perquisites consisting of the following: $139,264 relating to personal use of Danaher’s aircraft, plus amounts related to tax preparation and professional services, club memberships, personal car allowance, parking expenses and tickets to sporting events. For purposes of the Summary Compensation Table, personal airplane use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year. Since the aircraft is used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, the lease cost of the aircraft, exterior paint and other maintenance costs that cover a multiple-year period.

(6)	Includes $17,260 in Danaher contributions to Mr. Comas’ account in the 401(k) Plan; $77,220 in contributions to his account in the EDIP; and an aggregate of $84,033 in perquisites consisting of the following: $51,556 relating to personal use of Danaher’s aircraft, plus amounts relating to a club membership; annual physical; personal car allowance; tax preparation and financial planning services; parking expenses; and tickets to sporting events. The incremental cost to the Company of the personal airplane use is calculated in the same manner as set forth in Footnote (5) above.

(7)	Mr. Daniel was not a named executive officer in the Company’s 2008 and 2009 Proxy Statements. Therefore, this table does not provide 2007 and 2008 compensation data for Mr. Daniel.

(8)	Includes $17,260 in Danaher contributions to Mr. Daniel’s account in the 401(k) Plan; $51,975 in contributions to his account in the EDIP; and an aggregate of $30,145 in perquisites consisting of amounts relating to Mr. Daniel’s personal car, a club membership, professional services and an annual physical.

(9)	Includes $17,260 in Danaher contributions to Mr. Joyce’s account in the 401(k) Plan; $69,300 in contributions to his account in the EDIP; and an aggregate of $25,459 in perquisites consisting of amounts relating to Mr. Joyce’s personal car and a club membership.

(10)	Includes $17,260 in Danaher contributions to Mr. Lico’s account in the 401(k) Plan; $69,300 in contributions to his account in the EDIP; and an aggregate of $24,964 in perquisites consisting of amounts relating to Mr. Lico’s personal car, tickets to sporting events and an annual physical.

Grants of Plan-Based Awards for Fiscal 2009

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2009.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Target ($)	Maximum ($)	Target (#)
H. Lawrence Culp, Jr.	Annual cash incentive compensation	2/24/09	$3,267,250	$5,000,000	—		—		—	—
	Stock options	2/24/09	—	—	—		211,400	(4)	$52.59	$5,236,378
	Performance-based restricted stock units	2/24/09	—	—	84,600	(5)	—		—	$4,449,114

Daniel L. Comas	Annual cash incentive compensation	2/24/09	$715,000	$5,000,000	—		—		—	—
	Stock options	2/24/09	—	—	—		60,570	(4)	$52.59	$1,500,319
	Performance-based restricted stock units	2/24/09	—	—	24,225	(5)	—		—	$1,273,993

William K. Daniel II	Annual cash incentive compensation	2/24/09	$450,000	$5,000,000	—		—		—	—
	Stock options	2/24/09	—	—	—		49,560	(4)	$52.59	$952,048
	Performance-based restricted stock units	2/24/09	—	—	19,825	(5)	—		—	$1,042,597

Thomas P. Joyce, Jr.	Annual cash incentive compensation	2/24/09	$700,000	$5,000,000	—		—		—	—
	Stock options	2/24/09	—	—	—		60,570	(4)	$52.59	$1,500,319
	Performance-based restricted stock units	2/24/09	—	—	24,225	(5)	—		—	$1,273,993

James A. Lico	Annual cash incentive compensation	2/24/09	$700,000	$5,000,000	—		—		—	—
	Stock options	2/24/09	—	—	—		60,570	(4)	$52.59	$1,500,319
	Performance-based restricted stock units	2/24/09	—	—	24,225	(5)	—		—	$1,273,993

(1)	These columns relate to potential award opportunities in 2009 under Danaher’s 2007 Executive Cash Incentive Compensation Plan. Payout opportunities under these awards were based on the degree of period-to-period increase or decline in Danaher’s earnings per share (as adjusted for specified items), rather than based on achievement of a target, and the Committee’s exercise of negative discretion. As such there was no “threshold” or “target” specified for these awards. See “—Employee Benefit Plans” for a description of Danaher’s 2007 Executive Cash Incentive Compensation Plan. Because there was no “target” specified for these awards, pursuant to Instruction 2 of Item 402(d) under Regulation S-K promulgated under the Securities Exchange Act the amounts set forth in the “Target” column are the amounts of non-equity incentive compensation actually paid to each named executive officer for 2008. Because there was no “threshold” specified for these awards, the “Threshold” column has been omitted. No amounts were paid out pursuant to these 2009 award opportunities.

(2)	These columns relate to awards granted under the 2007 Stock Incentive Plan (the “2007 Plan”), the terms of which apply to all of the equity awards described in this table. Please see “—Employee Benefit Plans” for a description of the 2007 Plan.

(3)	Reflects the grant date fair value of RSU awards and stock option awards, as applicable, calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.

(4)	For a description of the terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

(5)	For a description of the terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2009. All of the awards set forth in the table below granted on or before May 15, 2007 are governed by the terms and conditions of the Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), and the awards granted after May 15, 2007 are governed by the terms and conditions of the 2007 Plan.

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)(2)
H. Lawrence Culp, Jr.	2/24/2009	—		211,400	(3)	$52.59	2/24/2019	—		—	—		—
	2/27/2006	—		810,500	(4)	$61.69	2/27/2016	—		—	—		—
	12/2/2003	287,500	(5)	—		$41.4950	3/26/2013	—		—	—		—
	9/26/2003	287,500	(5)	—		$37.1650	3/26/2013	—		—	—		—
	6/27/2003	287,500	(5)	—		$34.1750	3/26/2013	—		—	—		—
	3/26/2003	287,500	(5)	—		$33.4550	3/26/2013	—		—	—		—
	2/24/2009	—		—		—	—	—		—	84,600	(6)	$6,361,920
	2/27/2006	—		—		—	—	324,000	(7)	$24,364,800	—		—

Daniel L. Comas	2/24/2009	—		60,570	(3)	$52.59	2/24/2019	—		—	—		—
	2/20/2008	—		54,640	(3)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(3)	$74.14	2/22/2017	—		—	—		—
	5/4/2005	80,000	(8)	20,000	(8)	$51.70	5/4/2015	—		—	—		—
	5/4/2005	—		100,000	(9)	$51.70	5/4/2015	—		—	—		—
	3/2/2004	100,000		—		$45.2550	3/2/2014	—		—	—		—
	7/23/2003	35,000		—		$34.89	7/23/2013	—		—	—		—
	7/16/2002	25,000		—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	20,000		—		$22.9250	9/21/2011	—		—	—		—
	7/18/2000	10,000		—		$23.3125	7/18/2010	—		—	—		—
	2/24/2009	—		—		—	—	—		—	24,225	(6)	$1,821,720
	2/20/2008	—		—		—	—	—		—	14,570	(10)	$1,095,664
	2/22/2007	—		—		—	—	13,500	(11)	$1,015,200	—		—
	7/28/2005	—		—		—	—	20,000	(11)	$1,504,000	—		—

William K. Daniel II	2/24/2009	—		49,560	(12)	$52.59	2/24/2019	—		—	—		—
	7/24/2008	—		13,070	(3)	$79.64	7/24/2018	—		—	—		—
	2/20/2008	—		19,870	(3)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		14,200	(3)	$74.14	2/22/2017	—		—	—		—
	9/12/2006	9,000	(8)	6,000	(8)	$64.92	9/12/2016	—		—	—		—
	2/24/2009	—		—		—	—	—		—	19,825	(6)	$1,490,840
	7/24/2008	—		—		—	—	—		—	7,840	(13)	$589,568
	2/20/2008	—		—		—	—	—		—	5,300	(10)	$398,560
	2/22/2007	—		—		—	—	3,800	(11)	$285,760	—		—
	9/12/2006	—		—		—	—	15,000	(14)	$1,128,000	—		—

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)(2)
Thomas P. Joyce, Jr.	2/24/2009	—		60,570	(3)	$52.59	2/24/2019	—		—	—		—
	2/20/2008	—		54,640	(3)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(3)	$74.14	2/22/2017	—		—	—		—
	5/26/2006	—		25,000	(3)	$64.15	5/26/2016
	2/23/2006	—		24,000	(3)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	60,000		—		$45.2550	3/2/2014	—		—	—		—
	12/3/2002	100,000		—		$30.6350	12/3/2012	—		—	—		—
	7/16/2002	20,000		—		$30.46	7/16/2012	—		—	—		—
	9/21/2001	30,000		—		$22.9250	9/21/2011	—		—	—		—
	2/24/2009	—		—		—	—	—		—	24,225	(6)	$1,821,720
	2/20/2008	—		—		—	—	—		—	14,570	(10)	$1,095,664
	2/22/2007	—		—		—	—	13,500	(11)	$1,015,200	—		—
	5/26/2006	—		—		—	—	6,000	(11)	$451,200
	2/23/2006	—		—		—	—	7,000	(11)	$526,400	—		—

James A. Lico	2/24/2009	—		60,570	(3)	$52.59	2/24/2019	—		—	—		—
	2/20/2008	—		54,640	(3)	$75.50	2/20/2018	—		—	—		—
	2/22/2007	—		50,600	(3)	$74.14	2/22/2017	—		—	—		—
	2/23/2006	—		49,000	(3)	$61.46	2/23/2016	—		—	—		—
	3/2/2004	133,333	(15)	66,667	(15)	$45.2550	3/2/2014	—		—	—		—
	12/3/2002	75,000		—		$30.6350	12/3/2012	—		—	—		—
	2/24/2009	—		—		—	—	—		—	24,225	(6)	$1,821,720
	2/20/2008	—		—		—	—	—		—	14,570	(10)	$1,095,664
	2/22/2007	—		—		—	—	13,500	(11)	$1,015,200	—		—
	2/23/2006	—		—		—	—	13,000	(11)	$977,600	—		—
	5/4/2004	—		—		—	—	13,334	(16)	$1,002,717	—		—

(1)	With respect to the unexercisable options and unvested RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options or RSUs were a part.

(2)	Market value is calculated based on the closing price of Danaher’s Common Stock on December 31, 2009 as reported on the NYSE ($75.20 per share), times the number of shares.

(3)	Under the terms of the award, 50% of the options granted become exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)	100% of the options will become exercisable on February 27, 2011. If we terminate Mr. Culp’s employment for disability or without cause, or if he terminates his employment for good reason or dies, the vesting schedule for the options will change so that twenty percent of the options will vest on February 27, 2007 and on each of the next four anniversaries of that date. If we undergo a change-of-control while Mr. Culp is still employed with us, all of the options will vest upon the change-of-control. The terms “change-of-control,” “disability,” “cause” and “good reason” have the meanings set forth in Mr. Culp’s employment agreement (which are described under “—Employment Agreements—Employment Agreement with H. Lawrence Culp, Jr.”), except that the term “good reason” only includes circumstances where Danaher (1) has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it, (2) assigns Mr. Culp duties inconsistent with his position as President and CEO, or (3) undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the president and CEO of the most senior entity that results from the transaction.

(5)	If we terminate Mr. Culp’s employment without “cause” or if Mr. Culp resigns for “good reason” (as defined in Footnote 4 above), the indicated options will remain exercisable for six months after the termination date.

(6)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date (or in the case of Mr. Daniel’s grant, one-third on each of the third, fourth and fifth anniversaries of the grant date). The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive calendar quarters starting after February 24, 2009 and ending prior to February 24, 2019 in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2008 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), other than changes relating to the adoption of the new business combination accounting standards effective January 1, 2009, which are addressed as appropriate in subsection (6) below, (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii), (6)(iv) and (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded.

(7)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs vest on the sixth anniversary of the grant date.

(8)	Under the terms of the award, 20% of the options granted became or become, as applicable, exercisable on each of the first five anniversaries of the grant date.

(9)	Under the terms of the award, 100% of the options granted become exercisable on the fifth anniversary of the grant date.

(10)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive calendar quarters starting after February 20, 2008 and ending prior to February 20, 2018 in which (x) Adjusted EPS exceeds 110% of the Adjusted EPS for the four fiscal quarters ended December 31, 2007 and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied. For purposes of this footnote, Adjusted EPS is defined as fully diluted earnings per share excluding (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during either the baseline period or the performance period and the cumulative effect thereof (the committee may either apply the changed accounting principle to the baseline period and the performance period, or exclude the changed accounting principle from both periods), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or restructuring activities, (5) gains or charges related to the sale or impairment of assets, (6) all charges directly related to acquisitions and incurred within two years of the acquisition date, and all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (7) the impact of any discrete income tax charges or benefits identified in the period; provided, that with respect to the gains and charges referred to in sections (3) through (7), only gains or charges that individually or as part of a series of related items exceed $10 million in aggregate during the baseline and measurement periods are excluded.

(11)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 50% of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.

(12)	Under the terms of the award, one-third of the options granted become exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(13)	The RSU award is subject to both time-based and performance-based vesting criteria. Pursuant to the time-based vesting provisions, one-half of the RSUs will vest on each of the fourth and fifth anniversaries of the grant date. The grantee will not vest in any of the RSUs however unless (A) Danaher completes four consecutive calendar quarters starting after July 24, 2008 and ending prior to July 24, 2018 in which (x) Adjusted EPS (as defined in Footnote 10 above) exceeds 110% of the Adjusted EPS for the four fiscal quarters ended June 27, 2008, and (y) Danaher achieves positive net income; and (B) the Compensation Committee certifies that the foregoing performance criteria have been satisfied.

(14)	The RSU award was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, 100% of the RSUs vest on the fifth anniversary of the grant date.

(15)	Under the terms of the award, one-third of the options granted became or become, as applicable, exercisable on each of the fourth, fifth and sixth anniversaries of the grant date.

(16)	The award of 40,000 RSUs was granted subject to both time-based and performance-based vesting criteria, and Danaher’s Compensation Committee has certified that the performance-based vesting criteria applicable to the award have been satisfied. Pursuant to the time-based vesting provisions, one-third of the grant vested on each of the fourth and fifth anniversaries of the grant date and the remaining one-third of the grant will vest on the sixth anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2009

The following table summarizes stock option exercises and the vesting of restricted stock unit awards with respect to our named executive officers in 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
H. Lawrence Culp, Jr.	2,000,000	(3)	$84,105,214	777,200	(4)	$55,888,452
Daniel L. Comas	—		—	20,000		$1,213,200
William K. Daniel II	—		—	—		—
Thomas P. Joyce, Jr.	19,600		$691,668	10,000		$613,400
James A. Lico	65,400		$2,764,132	13,333		$817,846

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

(2)	Calculated by multiplying the number of shares acquired times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

(3)	In February 2009, Mr. Culp transferred 500,000 of the 2,000,000 stock options reflected in the table to a limited liability company of which Mr. Culp is the sole member, for no consideration. Each of Mr. Culp and the limited liability company subsequently entered into a stock trading plan in accordance with Rule 10b5-1 under the Securities and Exchange Act pursuant to which all 500,000 options held by the limited liability company and the remaining 1,500,000 options held by Mr. Culp were exercised. The 2,000,000 stock options were granted in 2000 and were scheduled to expire in 2010.

(4)	On May 6, 2003, the Company’s shareholders approved the award of 777,200 restricted stock units (“RSUs”) to Mr. Culp. The RSUs became fully vested on December 1, 2009, and pursuant to the terms of the RSUs the underlying shares were issued to Mr. Culp (net of the number of shares required to be withheld to satisfy applicable tax withholding obligations) as of January 2, 2010.

2009 Pension Benefits

The table below shows as of December 31, 2009, the present value of accumulated benefits payable to each of the named executive officers under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was “frozen” with respect to substantially all participants under the plan (including all of the named executive officers) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including all of the named executive officers) now increase each year at the annual rate of interest on 30-year Treasury securities for the month of November preceding the first day of the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2009 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 4.75%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 10 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2009. There were no payments made to any named executive officers under the Cash Balance Plan in 2009.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)
H. Lawrence Culp, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$42,343
Daniel L. Comas	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$53,514
William K. Daniel II	—	—	—
Thomas P. Joyce, Jr.	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	7.0	$84,996
James A. Lico	Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan	6.4	$56,592

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2009, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2009.

2009 Nonqualifed Deferred Compensation

The table below sets forth for each named executive officer information regarding participation in the EDIP, as well as information regarding certain RSUs awarded to Mr. Culp in 2003 which vested in December 2009 and as to which the underlying shares were issued in January 2010. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2009. For a description of the EDIP, please see “Employee Benefit Plans—Executive Deferred Incentive Program.”

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)		Aggregate Earnings in Last FY ($) (3)		Aggregate Balance at Last FYE ($) (4)
H. Lawrence Culp, Jr.	EDIP	$816,813	$198,000		$2,271,467		$11,815,978
	2003 RSU Award(5)	0	$55,888,452	(5)	$2,556,988	(5)	$58,445,440	(5)
Daniel L. Comas	EDIP	0	$77,220		$134,439		$663,413
William K. Daniel II	EDIP	$48,000	$51,975		$37,057		$243,952
Thomas P. Joyce, Jr.	EDIP	$225,000	$69,300		$556,158		$2,610,267
James A. Lico	EDIP	$125,000	$69,300		$340,699		$1,591,672

(1)	Consists of contributions to the EDIP of the following amounts reported in the Summary Compensation Table:

Name	2009 Salary	Non-Equity Incentive Plan Compensation Earned With Respect to 2008 but Deferred in 2009
H. Lawrence Culp, Jr.	0	$816,813
Daniel L. Comas	0	0
William K. Daniel II	$48,000	0
Thomas P. Joyce, Jr.	$120,000	$105,000
James A. Lico	0	$125,000

(2)	The amounts set forth in this column (other than the amounts attributable to Mr. Culp’s 2003 RSU Award) are included as 2009 compensation under the “All Other Compensation” column in the Summary Compensation Table.

(3)	None of the amounts set forth in this column are included as compensation in the Summary Compensation Table. The earnings rates available for EDIP balances are the same as the earnings rates of the investment options offered under the 401(k) Plan (except that the EDIP does not make available any of the 401(k) investment options that may only be offered under a tax qualified plan). Participants may elect the earnings rates that apply to their EDIP balances (except that all Danaher contributions to the EDIP are subject to the Danaher Stock Fund earnings rate). The table below shows each investment option that was available under the EDIP at any time during 2009 (other than certain investment options that were discontinued in February 2009) and the rate of return for each such option for the calendar year ended December 31, 2009:

EDIP Investment Option	Rate of Return from January 1, 2009 through December 31, 2009 (%)	EDIP Investment Option	Rate of Return from January 1, 2009 through December 31, 2009 (%)
American Beacon Small Cap Value Fund—Institutional Class	35.37	Templeton World Fund—Class A	32.94
American Funds® Growth Fund of America®—Class R4	34.91	Fidelity Freedom 2000 Fund®	16.49
Cohen & Steers Realty Shares, Inc.	32.50	Fidelity Freedom 2005 Fund®	23.40
Danaher Stock Fund	32.78	Fidelity Freedom 2010 Fund®	24.82
Fidelity Diversified International Fund	32.08	Fidelity Freedom 2015 Fund®	25.62
Fidelity Equity-Income Fund	29.80	Fidelity Freedom 2020 Fund®	28.86
Fidelity Low-Priced Stock Fund	39.31	Fidelity Freedom 2025 Fund®	30.03
Fidelity Magellan® Fund	41.39	Fidelity Freedom 2030 Fund®	30.57
Franklin Small-Mid Cap Growth Fund—Advisor Class	43.48	Fidelity Freedom 2035 Fund®	31.26
Legg Mason Value Trust, Inc.—Institutional Class	41.96	Fidelity Freedom 2040 Fund®	31.65
Fidelity Freedom Income Fund®	16.12	Fidelity Freedom 2045 Fund®	32.04
Dodge & Cox International Stock Fund	47.46	Fidelity Freedom 2050 Fund®	32.47
Spartan® U.S. Equity Index Fund—Investor Class	26.55

(4)	The table below indicates for each named executive officer how much of the EDIP balance set forth in this column has been reported as compensation in the Summary Compensation Table with respect to 2006 and subsequent years:

Name	Amount included in “Aggregate Balance at Last FYE” column that has been reported as compensation in Summary Compensation Table
H. Lawrence Culp, Jr.	$3,373,812
Daniel L. Comas	$248,740
William K. Daniel II	$99,975
Thomas P. Joyce, Jr.	$795,300
James A. Lico	$609,611

(5)

As described below, on May 6, 2003, the Company’s shareholders approved the award of 777,200 performance based restricted stock units (“RSUs”) to Mr. Culp. On December 1, 2009, the RSUs became fully vested, and pursuant to the terms of the RSUs, the 777,200 underlying shares (net of shares required to be withheld to satisfy applicable tax withholding obligations) were issued to Mr. Culp as of January 2, 2010. Since pursuant to the terms of the award the issuance of the shares was deferred from December 1, 2009 until January 2, 2010, we have reported the deferral in this table. The dollar value reported under “Registrant Contributions in Last FY” is based on the closing price of Danaher’s Common Stock on the vesting date (December 1, 2009) as reported on the NYSE, times the 777,200 shares; the dollar value reported under “Aggregate Balance at Last FYE” is based on the closing price of Danaher’s Common Stock on December 31, 2009 as reported on the NYSE, times the 777,200 shares; and the dollar value reported under “Aggregate Earnings in Last FY” is equal to the difference between the value of the shares as of December 31, 2009 and the value of the shares as of December 1, 2009.

Employment Agreements

Employment Agreement with H. Lawrence Culp, Jr.

We entered into an employment agreement with Mr. Culp, our President and CEO, dated as of July 18, 2000, and amended the agreement November 19, 2001 and December 30, 2008 (with effect as of January 1, 2009). The original three-year term of the agreement was scheduled to expire on July 18, 2003. The agreement provides however that as of July 18, 2002, and on every subsequent anniversary of that date, the term of the agreement is automatically extended for an additional one year period. If either we or Mr. Culp provides notice, at least 90 days prior to the next anniversary date of the employment agreement, that Mr. Culp’s employment will terminate as of the end of the then-current term of the employment agreement, the agreement will terminate at the end of the then-current term of the agreement. The expiration date of the agreement is currently July 18, 2011.

Under the agreement, Mr. Culp is entitled to (1) a base salary that is no less than the highest base salary paid to him at any time during the term of the agreement; (2) an annual bonus opportunity for which the baseline bonus percentage shall be one hundred twenty-five percent (125%) of Mr. Culp’s base salary; (3) all benefit and fringe benefit plans in which our other executives participate; and (4) club memberships, tax and financial planning advice, an annual physical examination and a car allowance. During any period that Mr. Culp cannot perform his duties as a result of a physical or mental illness (a “disability”) he is entitled to continue receiving all of the elements of compensation described above, until his employment is terminated.

The agreement prohibits Mr. Culp from disclosing Danaher confidential information during or after his employment. The agreement also prohibits Mr. Culp, at any time during his employment and for three years after his employment ends, from competing with Danaher in the United States or anywhere else in the world where Danaher is doing business or has reasonably firm plans to do business, and from soliciting any of our employees away from Danaher.

We may terminate Mr. Culp’s employment if as a result of disability, he is absent from his duties on a full-time basis for 6 consecutive months and within thirty days of notice of termination has not returned to his duties on a full-time basis. We may also terminate his employment either for cause or without cause. “Cause” means that Mr. Culp willfully fails to perform his duties (other than because of disability) after he has received notice of the failure and has had an opportunity to correct it, willfully engages in misconduct that materially injures Danaher, or is convicted of a felony.

Mr. Culp may terminate his employment at any time, with or without good reason (provided that any termination for good reason must occur not more than two years following the initial existence of the condition alleged to constitute good reason). “Good reason” means that Danaher:

•	has materially breached Mr. Culp’s employment agreement and has not corrected the breach after receiving notice and the opportunity to correct it;

•	attempts to terminate Mr. Culp without complying with the notice provisions required under the employment agreement;

•	assigns Mr. Culp duties inconsistent with his position as President and Chief Executive Officer;

•	relocates Mr. Culp outside the Washington, D.C. area;

•

discontinues any material compensation or benefit plan that Mr. Culp participated in as of July 18, 2000 without providing an equitable substitute, or provides Mr. Culp with benefits materially less favorable than the level of benefits he enjoyed under those plans as of July 18, 2000;

•	undergoes a change-of-control, merger or acquisition with another entity and Mr. Culp does not continue as the President and CEO of the most senior entity that results from the transaction; or

•	does not obtain a satisfactory agreement from its successor to assume Mr. Culp’s employment agreement.

The agreement defines a “change-of-control” as (a) the acquisition by an individual, entity or group of the greater of (i) thirty percent or more of either the outstanding Danaher Common Stock, or of the combined voting power of outstanding Danaher securities entitled to vote generally in the election of directors (“Danaher voting securities”), or (ii) the lowest whole-number percentage of outstanding Danaher Common Stock or Danaher voting securities, as applicable, that is greater than the percentage owned on a combined basis by Steven Rales, Mitchell Rales and their affiliates; (b) individuals who as of July 18, 2000 constituted a majority of our Board (“incumbent directors”) no longer constituting a majority of our Board (although individuals who are elected, or whose nomination for election is approved by, a majority of the incumbent directors are (with certain exceptions) also considered incumbent directors); (c) consummation of a reorganization, merger or consolidation or sale of all or substantially all of Danaher’s assets (“business combination”), unless following the business combination, the persons who beneficially owned more than fifty percent of the Danaher Common Stock and who beneficially owned more than fifty percent of the voting power of the Danaher voting securities, respectively, immediately prior to the business combination continue to own more than fifty percent of the outstanding common stock and more than fifty percent of the voting power of the outstanding voting securities, respectively, of the entity resulting from the business combination, in substantially the same proportions as their ownership prior to the business combination; or (d) approval by our shareholders of a complete liquidation or dissolution of Danaher.

If Mr. Culp’s employment ends for any reason, he is entitled to receive within 14 days after termination his base salary through the date of termination, the balance of any annual or long-term cash incentive awards earned but not yet paid and any deferred compensation allocated to his account as of the later of the date of termination or date of payment, and any other amounts or benefits required to be paid to him according to the terms of any other Danaher plan (at the time such payments are due under the plan). Mr. Culp is also entitled to receive the following additional amounts upon certain events of termination:

•

If Mr. Culp dies, or at least 90 days prior to the next anniversary date of the employment agreement provides notice that his employment will terminate as of the end of the then-current term of the employment agreement, he is entitled to receive no later than two and one-half months following the end of the calendar year in which the death or date of termination occurs an amount equal to the product of (x) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination, but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary, times (y) the number of days in the calendar year of termination through the date of termination, divided by 365 (the “Pro Rata Payment”).

•

If we terminate Mr. Culp’s employment on account of disability, he is entitled to receive the Pro Rata Payment (on the same timetable as described above) and have his employee welfare benefit plans and programs continued for 12 months following the termination.

•

If we terminate Mr. Culp’s employment other than for cause or disability (including if we terminate by providing notice of termination at least 90 days prior to the next anniversary date of the employment agreement), or if he terminates his employment for good reason, Mr. Culp is entitled to (1) receive the Pro Rata Payment (on the same timetable as described above), (2) receive an amount equal to twice the sum of (x) his then-current base salary and (y) an amount equal to the average of the annual bonus awards paid to Mr. Culp with respect to the three years preceding the year of termination (but such amount not to exceed two hundred and fifty percent (250%) of his then-current base salary), paid out over twenty four months according to the normal payroll cycle; (3) reimbursement for reasonable legal fees and expenses that he incurs in connection with the termination; (4) have health and welfare benefits continued for himself and his family for twenty four months following the termination; and (5) if any amount that Mr. Culp receives from us or a party that acquires us would be subject to the excise tax imposed by Section 4999 of the Code, or related penalties or interest, an additional payment equal to the amount of such excise tax, penalties and interest, as well as a further sum that would have the effect of making Mr. Culp whole for any taxes applicable to such payment, payable no later than the time Mr. Culp is required to pay the underlying excise and income taxes.

The agreement also contains other terms intended to ensure that, with respect to any payments to be made under the agreement that could constitute deferred compensation under Section 409A of the Code, such payments will either be exempt from the application of Section 409A or will be made in compliance with Section 409A (which may result in such payments being delayed for six months).

2003 Share Award Agreement with H. Lawrence Culp, Jr.

On May 6, 2003, our shareholders approved a Share Award Agreement with Mr. Culp dated as of March 26, 2003. Under the agreement, we agreed to award to Mr. Culp 777,200 shares of Danaher Common Stock on January 2, 2010 if (1) Mr. Culp remained our Chief Executive Officer as of December 1, 2009, and (2) Danaher completed four consecutive calendar quarters starting after March 31, 2003 in which total diluted EPS (excluding amounts required under generally accepted accounting principles to be reported separately as extraordinary or non-recurring items, amounts related to discontinued operations and changes in accounting methods after March 31, 2003) exceeded EPS for the four calendar quarters ended March 31, 2003 by at least 10%. The Compensation Committee certified that both the performance criteria and time-based vesting criteria were satisfied, and we issued the 777,200 shares to Mr. Culp as of January 2, 2010 (net of the number of shares required to be withheld to satisfy applicable tax withholding obligations).

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Comas, Daniel, Joyce and Lico under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (Mr. Culp’s confidentiality and post-employment covenants are set forth in his employment agreement, which is described above). The terms of the agreements to which each such named executive officer is a party are all the same. During and after the officer’s employment with us, he is prohibited from disclosing or improperly using any of our confidential information, subject to certain customary exceptions. During the officer’s employment with us and for one year (two years with respect to subsection (c) below) after such employment ends, the agreement prohibits him from directly or indirectly (a) competing with us; (b) selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise, (c) hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; (d) interfering with our vendor relationships; (e) developing competing products or services; or (f) making any disparaging comments about us. Each officer also agrees that with limited exceptions all intellectual property that he develops in connection with his employment with us belongs to us, and assigns us all rights he may have in any such intellectual property.

Under the agreement, if we terminate his employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months salary if he signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in his absence from work on a full-time basis for twelve consecutive months.

Officers’ and Directors’ Indemnification and Insurance

Danaher’s Restated Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Amended and Restated Bylaws provide for similar indemnification rights. In addition, each of Danaher’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding.

Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

Potential Payments upon Termination or Change-of-Control

The following tables describe the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2009. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the New York Stock Exchange on December 31, 2009. In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions, (2) receive accrued, vested balances under the EDIP and the Cash Balance Plan (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero), and (3) exercise vested stock options (except that under the terms of the 2007 Plan and the 1998 Plan, no employee can exercise any outstanding equity award after the time he or she is terminated, if the termination is for gross misconduct). The accrued, vested balances under the Cash Balance Plan and the EDIP for each named executive officer as of December 31, 2009 are set forth above under “—2009 Pension Benefits” and “—2009 Nonqualified Deferred Compensation,” respectively, and the terms of these plans as well as the 2007 Plan and the 1998 Plan are described under “Employee Benefit Plans.”

Severance and Change-of-Control Arrangements for H. Lawrence Culp, Jr.

Benefit	Termination/Change-of-Control Event
	Termination by executive without good reason		Termination of executive without cause/ termination by executive for good reason (other than in connection with a change- of-control)	Death of executive	Termination of executive as a result of disability	Change-of-Control		Change-of- Control + termination of executive without cause or termination by executive for good reason
Value of unvested equity awards that would be accelerated:
Stock options (1)	—		$6,569,913	$11,349,667	$6,569,913	$10,949,855	(2)	$10,949,855	(2)
RSUs (1)	—		—	$1,431,432	—	—	(2)	—	(2)
Benefits continuation (3)	—		$21,564	—	$10,782	—		$21,564
Cash payments under employment agreement (3)		(4)	$8,882,500	$2,337,500	$2,337,500	—		$8,882,500
Value of unvested EDIP balance that would be accelerated (5)	—		—	$781,010	—	—		—

Total:		(4)	$15,473,977	$15,899,609	$8,918,195	$10,949,855	(2)	$19,853,919	(2)

(1)	The terms of Mr. Culp’s 2006 option award provide for accelerated vesting schedules in the event of certain types of termination or upon a change-of-control. Please see “Outstanding Equity Awards at 2009 Fiscal Year-End”. In addition, the terms of the 2007 Plan provide for accelerated vesting of certain of a participant’s stock options and RSUs if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “—Employee Benefit Plans.” The amounts indicated in these rows reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options and RSUs that would have vested had the specified event of termination or change-of-control occurred as of December 31, 2009.

(2)	For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and under the 2007 Plan, respectively, please see “—Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested RSUs and unvested stock options held by Mr. Culp that are not required to be accelerated pursuant to contractual agreements with Mr. Culp or the terms of the applicable plan. If a change-of-control had occurred as of December 31, 2009 and Danaher’s Board had allowed these unvested RSUs and stock options to accelerate, in each of the Change-of-Control columns the RSU acceleration value would be $30,726,720 and the stock option acceleration value would increase by $4,779,754.

(3)	Amounts reflected are provided pursuant to Mr. Culp’s employment agreement. For a summary of the provisions relating thereto (as well as the provisions relating to noncompetition and other post-closing covenants), please see “Employment Agreements—Employment Agreement with H. Lawrence Culp, Jr.”

(4)	Under Mr. Culp’s employment agreement, he is entitled to a pro rated cash payment if at least 90 days prior to the next anniversary date of the employment agreement he provides notice that his employment will terminate as of the end of the then-current term of the employment agreement. Please see “—Employment Agreements” above for a description of how this cash payment is calculated. If Mr. Culp were to have provided notice on December 31, 2009 that his employment would terminate as of the end of the current term of his employment contract (July 18, 2011), pursuant to this provision upon the termination he would be entitled to receive an amount equal to $1,222,980 (assuming his base salary as of July 18, 2011 is the same as his base salary as of December 31, 2009 and his average annual cash incentive compensation from 2008-2010 is the same as from 2006-2008).

(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Severance and Change-of-Control Arrangements for Messrs. Comas, Daniel, Joyce and Lico

Named Executive Officer	Benefit	Termination/Change-of-Control Event
		Termination of executive without cause	Death of executive	Change- of- Control (1)
Daniel L. Comas	Value of unvested stock option awards that would be accelerated (2)	—	$1,369,488	—
	Value of unvested RSU awards that would be accelerated (2)	—	$902,936
	Cash payment under Proprietary Interest Agreement (3)	$526,500	—	—
	Benefits continuation (4)	$10,782	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$264,150	—
	Total:	$537,282	$2,536,574	—

William K. Daniel II	Value of unvested stock option awards that would be accelerated (2)	—	$1,120,552	—
	Value of unvested RSU awards that would be accelerated (2)	—	$780,097
	Cash payment under Proprietary Interest Agreement (3)	$472,500	—	—
	Benefits continuation (4)	$10,782	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$160,549	—
	Total:	$483,282	$2,061,198	—

Thomas P. Joyce, Jr.	Value of unvested stock option awards that would be accelerated (2)	—	$1,369,488	—
	Value of unvested RSU awards that would be accelerated (2)	—	$902,936
	Cash payment under Proprietary Interest Agreement (3)	$472,500	—	—
	Benefits continuation (4)	$10,782	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$302,151	—
	Total:	$483,282	$2,574,575	—

James A. Lico	Value of unvested stock option awards that would be accelerated (2)	—	$1,369,488	—
	Value of unvested RSU awards that would be accelerated (2)	—	$902,936
	Cash payment under Proprietary Interest Agreement (3)	$472,500	—	—
	Benefits continuation (4)	$10,782	—	—
	Value of unvested EDIP balance that would be accelerated (5)	—	$251,561	—
	Total:	$483,282	$2,523,985	—

(1)

For a description of the treatment upon a change-of-control of outstanding equity awards granted under the 1998 Plan and the 2007 Plan, please see “—Employee Benefit Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the 1998 Plan and the 2007 Plan, respectively), Danaher’s Board does not accelerate the vesting of any unvested stock options and RSUs held by these officers. If a change-of-control had occurred as of December 31, 2009 and Danaher’s Board had allowed unvested stock options and RSUs to vest upon such change-of-control, the intrinsic value of the stock options and RSUs held by these officers that would have been accelerated would have been as follows. Stock options: Mr. Comas, $4,243,124; Mr. Daniel, $1,197,284; Mr. Joyce, $2,029,134; and Mr. Lico, $4,092,727. RSUs: Mr. Comas, $5,436,584; Mr. Daniel, $3,892,728; Mr. Joyce, $4,910,184; and Mr. Lico, $5,912,901.

(2)	The terms of the 2007 Plan provide for accelerated vesting of certain of a participant’s stock options and RSUs if the participant dies during employment. For a description of these provisions under the 2007 Plan, please see “—Employee Benefit Plans.”

(3)	Under the terms of the Proprietary Interest Agreements that each of Messrs. Comas, Daniel, Joyce and Lico have executed with Danaher, each is entitled to certain payments if Danaher terminates his employment without cause. For a description of these agreements (including the provisions relating to noncompetition and other post-closing covenants), please see “Employment Agreements—Named Executive Officer Proprietary Interest Agreements.” The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(4)	Under the terms of Danaher’s Senior Leader Severance Pay Plan, upon a termination without cause each of Messrs. Comas, Daniel, Joyce and Lico would be entitled to continue coverage under specified welfare benefit plans of the Company for one year at the same cost as an active employee in a comparable position. For a description of the Severance Pay Plan, please see “Employee Benefit Plans—Senior Leader Severance Pay Plan.”

(5)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

Employee Benefit Plans

Following is a description of the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from year to year, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

2007 Executive Cash Incentive Compensation Plan

In 2007, Danaher’s shareholders approved the 2007 Executive Cash Incentive Compensation Plan, which governs non-equity incentive compensation awards granted to Danaher’s executive officers. Each year, the Compensation Committee establishes the terms of potential awards under the 2007 Executive Cash Incentive Compensation Plan no later than the earlier of the 90th day of the performance period, or the date on which 25% of the performance period has been completed (the “applicable period”). Awards are earned under the plan for a given performance period only if Danaher has positive net income for the period, as determined according to GAAP. If Danaher has positive net income for the period, the maximum award amount payable to a participant for the performance period equals the lesser of (1) five million dollars ($5,000,000) or (2) the amount earned pursuant to the performance goals and other award terms set by the Committee for the participant for the performance period, subject to any further negative discretion adjustments (up to and including elimination of the award) as the Committee may determine. The performance goals are based on any one of, or a combination of, the following performance-based criteria, which may be based on Danaher and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform or operating unit results:

•	earnings per share (on a fully diluted or other basis);

•	stock price targets or stock price maintenance;

•	return on capital or return on invested capital;

•	pretax or after tax net income;

•	working capital;

•	earnings before interest, taxes, depreciation, and amortization (EBITDA);

•	operating income;

•	free cash flow;

•	gross revenue;

•	cash flow;

•	profit margin;

•	return on equity; and/or

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The Committee may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, business platforms, and/or operating units) and/or the past or current performance of other companies. The measures used in setting performance goals under the plan are, to the extent applicable, determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee within the applicable period (provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded); unless, with respect to any one or more carve-outs, the Committee decides otherwise during the applicable period. At the end of the performance period, the Committee certifies the satisfaction of the net income requirement and the level of attainment of the performance goal(s). Any awards payable under the incentive plan are paid in cash no later than March 15th of the calendar year following the end of the performance period.

Within the applicable period, the Committee may adopt such forfeiture, proration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on awards of a participant’s death, disability, voluntary termination of employment, termination by Danaher for cause, or termination by Danaher without cause.

2009 Performance Formula. In February 2009, the Committee adopted a performance formula for determining the amounts to be paid under the 2007 Cash Incentive Compensation Plan to each executive officer for 2009 (other than Steven Rales and Mitchell Rales, who do not participate in the plan). Under the formula, the maximum amount of cash incentive compensation payable to an executive officer for 2009 would equal the lesser of $5 million or the product of the following four elements (provided that no amounts would be paid if Danaher did not achieve positive net income for 2009):

•	the officer’s base salary;

•

the officer’s baseline bonus percentage (for 2009, the Committee set the baseline bonus percentages for each named executive officer as follows: Mr. Culp, 125%; Mr. Comas, 65%; Mr. Daniel, 65%; Mr. Joyce, 65%; and Mr. Lico, 60%).

•	a personal factor of 2.0 (subject to the Committee’s exercise of negative discretion); and

•

a company performance factor calculated as follows. First, we determine the average of (A) the compounded annual growth (or decline) rate of Danaher’s Adjusted EPS (defined below) for the fiscal years ended December 31, 2007, 2008 and 2009, and (B) the growth (or decline) rate of the company’s Adjusted EPS for the fiscal year ending December 31, 2009 compared to the fiscal year ended December 31, 2008. This is referred to as the “EPS factor” and is expressed in decimal terms; it can be a positive or negative number. The EPS factor is multiplied by a factor of four (4) if the EPS factor is a positive number, and two (2) if the EPS factor is a negative number. The product is then added to 0.9 to yield the company performance factor. If 2009 Adjusted EPS were to decline by more than 15% compared to 2008 Adjusted EPS, however, the company performance factor would equal zero and no payment would be awarded. “Adjusted EPS” means fully diluted earnings per share as determined pursuant to generally accepted accounting principles consistently applied (“GAAP”), but excluding:

1.	extraordinary or nonrecurring items in accordance with GAAP;

2.	the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the committee may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), other than changes relating to the 2009 adoption of the new accounting standards for business combinations which are addressed in a separate bullet point below;

3.	goodwill and other intangible impairment charges;

4.	gains or charges associated with discontinued operations;

5.	gains or charges related to the sale or impairment of assets;

6.	(i) all transaction costs directly related to acquisitions, (ii) all restructuring charges directly related to acquisitions and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of acquisition-related contingent liabilities identified as of the acquisition date, and (iv) all other charges directly related to acquisitions and incurred within two years of the acquisition date; and

7.	the impact of any discrete income tax charges or benefits identified in the period,

provided, that with respect to the gains and charges referred to in items 3, 4, 5, 6(iii), 6(iv) and 7 above, only gains or charges that individually or as part of a series of related items exceed $10 million in the aggregate during the baseline and measurement periods are excluded.

2009 Adjusted EPS declined by more than 15% compared to 2008 Adjusted EPS, which under the terms of the formula resulted in a company performance factor of zero and no payouts under the plan for 2009. Please see “—Compensation Discussion and Analysis” for a description of the discretionary bonuses awarded to the named executive officers in February 2010.

2010 Performance Formula. In March 2010, the Committee adopted a performance formula for 2010 pursuant to the terms of the 2007 Executive Cash Incentive Compensation Plan, which formula is the same as the 2009 performance formula except as follows:

•	The Committee eliminated the provision whereby a year-over-year decline in Adjusted EPS of greater than 15% would result in a company performance factor of zero and no payment.

•

Instead of averaging the three-year and year-over-year Adjusted EPS growth rates (or rate of decline), the growth rate used in the 2010 formula is weighted 75% toward the year-over-year growth rate and 25% toward the three-year growth rate.

For 2010, the Committee established Mr. Culp’s baseline annual bonus percentage at 125% and the baseline bonus percentages for each of the other named executive officers at 65%.

2007 Stock Incentive Plan

General. The Compensation Committee of the Board administers the 2007 Stock Incentive Plan and the 1998 Plan (described below). The following awards may be granted under the 2007 Plan: stock options, stock appreciation rights, restricted stock, RSUs and other stock-based awards, as such terms are defined in the 2007 Plan (collectively, all such awards are referred to as “awards”).

Award Limits. The 2007 Plan authorizes the delivery of a total of 19,000,000 authorized shares, of which no more than 6,000,000 shares may be granted in any form other than stock options or SARs. In the case of any award intended to comply with Code Section 162(m), in any calendar year, no employee or director may be granted options or SARs under the 2007 Plan with respect to more than 10,000,000 shares of Danaher Common Stock or restricted stock grants or awards of RSUs which in the aggregate cover the cash value equivalent of more than 10,000,000 shares of Common Stock (measured as of the date of grant, less $0.01 par value per share of Common Stock). No post-vesting or post-exercise holding period requirement applies to any shares issued pursuant to any equity awards under the 2007 Plan or 1998 Plan.

Adjustments. Upon any change in Danaher’s capitalization such as a common stock dividend or stock split, the Administrator will make a proportionate and appropriate adjustment to the number of shares underlying outstanding awards as well as the number of shares reserved for issuance under the 2007 Plan (including the limits regarding the number of shares available for awards granted in any form other than options or SARs) and the number and type of shares specified as the annual per-participant limitation for purposes of Code Section 162(m).

Performance Rules. Awards under the 2007 Plan may be subject to time-based and/or performance-based vesting conditions. Awards subject to performance-based vesting conditions may be designed to comply with Section 162(m) of the Code. Under the 2007 Plan, an award that is designed to comply with Code Section 162(m) will be subject to any one of, or a combination of, the performance-based criteria described above under “Employee Benefit Plans—2007 Executive Cash Incentive Compensation Plan.” The Administrator may express each performance objective in absolute and/or relative terms, based on or using comparisons with current internal targets, the past performance of Danaher (including the performance of one or more subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other unrelated companies. For awards subject to Code Section 162(m), the measures used in setting performance goals will, to the extent applicable, be determined in accordance with GAAP and in a manner consistent with the methods used in Danaher’s audited financial statements, but without regard to (i) extraordinary or nonrecurring items in accordance with GAAP, (ii) the impact of any change in accounting principles that occurs during one of the years included in the formula and the cumulative effect thereof (the Administrator may either apply the changed accounting principle to all periods included in the formula, or exclude the changed accounting principle from all periods included in the formula), (iii) goodwill and other intangible impairment charges, (iv) gains or charges associated with discontinued operations or restructuring activities, (v) gains or charges related to the sale or impairment of assets, (vi) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (vii) the impact of any change in tax law that occurs during one of the years included in the formula which exceeds $10 million, and (viii) other objective income, expense, asset, and/or cash flow adjustments that may be consistent with the purposes of the performance goals set for the given performance period and are specified by the Committee no later than the earlier of the 90th day of the performance period or the date on which 25% of the performance period has been completed (the “Applicable Period”) (provided, that with respect to the gains and charges referred to in sections (iii) through (vi), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded); unless, with respect to any one or more carve-outs, the Committee decides otherwise during the Applicable Period. To the extent that an award is not intended to comply with Section 162(m) of the Code, it may be subject to these and/or other measures of performance selected by the Administrator.

In addition to the performance objectives established for any award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such award, any award that is intended to comply with Code Section 162(m) will not vest under its terms unless Danaher has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been met. The Administrator will certify whether performance objectives are attained, and its determination will be final and conclusive. It may also use discretion to lower (but not increase) the benefits received under an award that are otherwise earned upon satisfaction of the applicable performance objectives.

Termination of Employment. Unless the Administrator determines otherwise, any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death or disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct;

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Administrator determines that the termination constitutes an “early retirement”; or

•	90 days following the termination date, in all other situations.

The Administrator has the discretion to determine whether and when a termination of employment has occurred. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. To the extent post-termination exercise of an option or SAR is permitted under Section 11(a) of the Plan and such exercise is not covered by an effective registration statement, the option or SAR will terminate on the later of 30 days after such exercise becomes covered by an effective registration statement or the end of the original 90 day post-termination period, provided that no option or SAR may be exercised after the expiration of the award term.

In addition, under the following circumstances certain vesting provisions applicable to awards granted under the plan will accelerate.

•

Death. Upon termination of a participant’s employment or service due to death (1) all outstanding stock options become fully vested, and (2) the vesting of a portion of his or her outstanding RSUs is accelerated as of the date of death (with such portion determined on a pro-rata basis for each part of an award with a separate vesting period, by reference to the number of years between the date the RSUs were granted (with any partial year counting as a full year) and the date of death divided by the number of years in the vesting period).

•

Age 65. Upon the participant’s attainment of age 65 while employed or in service, the time-based vesting conditions applicable to the participant’s outstanding awards will automatically accelerate; performance-based vesting conditions will accelerate only in the discretion of the plan Administrator (provided that such awards are not designated as subject to Code Section 162(m)).

•

Early retirement. Unless otherwise provided by the Administrator, in the event the Administrator grants a participant “early retirement” treatment: (1) the time-based vesting of any portion of any RSU or restricted stock grant scheduled to vest during the five-year period immediately following the retirement date is accelerated (and any such awards that are subject to performance-based vesting criteria that remain unsatisfied as of the date of any such termination will remain outstanding until the earlier of expiration of the award’s term or the fifth anniversary of the termination, to determine whether such criteria become satisfied), and the balance of such RSUs or restricted stock grants terminates as of the retirement date; and (2) the vesting criteria applicable to any outstanding options or SARs will not be accelerated, but such awards will remain outstanding and continue to vest following the retirement date until the earlier of expiration of the award’s term or the fifth anniversary of the termination.

Corporate Changes. As defined in the 2007 Plan, a substantial corporate change includes the consummation of (i) Danaher’s dissolution or liquidation; (ii) a merger, consolidation, or reorganization in which Danaher is not the surviving entity (unless the voting securities of Danaher outstanding prior to such event continue to represent more than 50% of the voting securities of the surviving entity); (iii) the sale of all or substantially all of Danaher’s assets to another person or entity; or (iv) any transaction approved by the Board (including a merger or reorganization in which Danaher survives) that results in any person or entity (other than any affiliate of Danaher as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of Danaher. Upon a substantial corporate change, the 2007 Plan and any forfeitable portions of the awards will terminate unless provision is made for the assumption or substitution of the outstanding awards. Unless the Board determines otherwise, if any award would otherwise terminate upon a substantial corporate change, the Administrator will either (i) provide holders of options and SARs with a right, at such time before the consummation of the transaction as the Board designates, to exercise any unexercised portion of an option or SAR, whether or not previously exercisable, or (ii) cancel each award after payment of an amount in cash, cash equivalents or successor equity interests substantially equal to the fair market value of the underlying shares of Common Stock under the transaction minus, for any options or SARs, the exercise price for the shares covered by the option or SAR.

Plan Amendments/Terminations. The Board may amend, suspend or terminate the 2007 Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the Administrator may not amend or cancel the 2007 Plan or any award made under the 2007 Plan without the written consent of the participant if such action would materially adversely affect any outstanding award, provided however, that the Board reserves the right to unilaterally alter or modify the Plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A.

1998 Stock Option Plan

No further awards may be issued under the 1998 Plan but previously-awarded stock options and RSUs remain outstanding under the plan. All unexpired awards become fully exercisable when the employee reaches age 65 while still employed by Danaher, except for awards covered by performance criteria for purposes of Section 162(m). All RSUs awarded under the 1998 Plan were granted subject to the satisfaction of time-based vesting provisions and performance measures specified by the Committee at the time of grant. The provisions of the 1998 Plan relating to adjustments upon a change in capitalization, corporate changes and plan amendments/terminations are substantially the same as the comparable provisions in the 2007 Plan.

Unless the Committee provides otherwise, any options that are exercisable as of a participant’s termination date will terminate on the earlier of the expiration of the award’s term or:

•	12 months after termination, if the termination results from the participant’s death;

•	the earlier of (1) 12 months after termination, or (2) 60 days after the participant no longer has a disability, if the participant is terminated on account of disability;

•	the time of termination, if the participant’s employment is terminated for gross misconduct;

•

five years after termination, if the participant voluntarily terminates employment (1) at or after reaching retirement age (age 65), or (2) before reaching age 65, if the Compensation Committee determines that the termination constitutes an “early retirement”; or

•	90 days following the termination date, in all other situations.

If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant.

Executive Deferred Incentive Program

Voluntary Contributions and Company Contributions. The Executive Deferred Incentive Program, or EDIP, is a non-qualified, unfunded deferred compensation program for selected management associates of Danaher and its subsidiaries. All amounts deferred under the EDIP are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations. Each EDIP participant may elect to defer all or a portion of his or her salary and bonus with respect to a given plan year. Participants may choose among alternative earnings rates for the amounts they voluntarily defer, which are the same as the earnings rates of the investment options offered under our 401(k) Plan (except for any investment options that may only be offered under a tax qualified plan). Participants may change their earnings rates at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must remain subject to that earnings rate until the account is distributed to the participant.

In addition, as of the beginning of each plan year (or in the case of a new participant, on a pro rata basis as of such later date during the year when the person begins participating in the EDIP), Danaher credits to the account of each participant an amount equal to the product of:

•	the total amount of the participant’s base salary and target bonus as of the end of the prior year; and

•

a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

The Danaher Common Stock earnings rate applies to all amounts that Danaher credits to a participant’s account.

Vesting. Participants are at all times fully vested in amounts they voluntarily defer into their accounts. A participant (other than “initial participants,” whose vesting rights are described below) vests in the amounts that Danaher contributes to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

•

If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

Participants who were participants in the EDIP when it commenced in March 1995 (“initial participants”) vest in two-thirds of each contribution we make as of the end of the year in which the contribution is made. Once the initial participant reaches the date by which his or her vesting percentage under the vesting terms generally applicable to EDIP participants would equal or exceed two-thirds, the participant continues vesting under such generally applicable vesting terms.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance until after his or her employment with Danaher terminates. If the Administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero. A participant may elect to receive distributions from his or her EDIP account in either a lump sum or, if the participant is 100% vested in the Danaher contributions that have been made to his or her account (or with respect to deferrals, contributions and earnings thereon that were not vested as of December 31, 2004, the participant has reached age 55 and completed five years of service), in annual installments over two, five or ten years. Whether a participant elects to receive distributions in a lump sum or in annual installments, he or she may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock; provided that all balances subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

Under the plan, “cause” is defined as (i) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (ii) the employee’s conviction of, or pleading guilty or no contest to (1) a felony, (2) any misdemeanor (other than a traffic violation), or (3) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (iii) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (iv) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Standards of Conduct as amended from time to time; (v) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (vi) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (vii) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

DIRECTOR COMPENSATION

Summary of Director Compensation

Our non-management directors receive:

•	an annual cash retainer of $40,000, paid in four equal installments following each quarter of service;

•	$2,500 for each board meeting they attend (whether by telephone or in person);

•	$1,000 for each committee meeting they attend (whether by telephone or in person);

•	an annual grant of options to purchase 4,000 shares of Danaher Common Stock with a ten-year term, which grant is fully vested as of the date of grant; and

•	payment of or reimbursement for Danaher-related out-of-pocket expenses, including travel expenses.

In addition, the chair of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $15,000, paid in quarterly installments following each quarter of service.

Each non-management director can elect to defer all or a part of the cash director fees that he or she receives with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual retainer. Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options. Danaher policy also prohibits Danaher directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions. Each director with more than one year of service beneficially owns Danaher shares.

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to non-management directors for the year ended December 31, 2009. Each of Steven Rales, Mitchell Rales and H. Lawrence Culp, Jr. serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2009 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Mortimer M. Caplin (2)	$85,000	$100,400	$185,400
Donald J. Ehrlich (2)	$100,000	$100,400	$200,400
Linda P. Hefner (2)	$73,000	$100,400	$173,400
Walter G. Lohr, Jr. (2)	$93,500	$100,400	$193,900
John T. Schwieters (2)	$100,000	$100,400	$200,400
Alan G. Spoon (2)(3)	$73,500	$100,400	$173,900
Elias A. Zerhouni, M.D. (4)	$5,130	—	$5,130

(1)	The amounts reflected in this column represent the aggregate grant date fair value of the applicable stock option award computed in accordance with FASB ASC Topic 718. The grant date fair value recognized under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): a 9.5 year option life, a risk-free interest rate of 3.68%; a stock price volatility rate of 24.5%; and a dividend yield of 0.2% per share.

(2)	The table below sets forth the total number of outstanding options to purchase Danaher Common Stock beneficially owned by each non-management director as of December 31, 2009. All of the options set forth in the table below are fully vested.

Name of Director	Aggregate Number of Danaher Stock Options Beneficially Owned as of December 31, 2009
Mortimer M. Caplin	40,000
Donald J. Ehrlich	40,000
Linda P. Hefner	16,000
Walter G. Lohr, Jr.	40,000
John T. Schwieters	24,000
Alan G. Spoon	40,000
Elias A. Zerhouni, M.D.	0

(3)	Mr. Spoon elected to defer 100% of his 2009 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals, Mr. Spoon received a total of 1,132 phantom shares with respect to his 2009 fees.

(4)	Dr. Zerhouni was appointed to the Board on December 8, 2009.

EQUITY COMPENSATION PLAN INFORMATION

All data set forth in the table below is as of December 31, 2009.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (2)	23,522,041	(3)	$55.09	(4)	11,152,173	(5)
Equity compensation plans not approved by security holders	—		—		—

Total	23,522,041	(3)	$55.09	(4)	11,152,173	(5)

(1)	Table does not include 228,564 shares of Danaher Common Stock issuable pursuant to outstanding RSUs and stock options granted under the Tektronix 2002 Stock Plan and the Tektronix 2005 Stock Plan, which Danaher assumed in connection with the acquisition of Tektronix, Inc. in 2007. No further awards may be granted under either plan. As of December 31, 2009, the stock options outstanding under these plans had a weighted average exercise price of $62.59 per share.

(2)	Consists of the 2007 Plan (including the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the 2007 Plan), 1998 Plan, EDIP and the performance-based restricted stock units awarded to H. Lawrence Culp, Jr. in 2003 (“Culp 2003 RSUs”). No additional awards are issuable under the 1998 Plan. In addition, the Culp 2003 RSUs became fully vested on December 1, 2009, and the underlying shares were issued as of January 2, 2010.

(3)	Consists of 21,181,356 shares attributable to the 2007 Stock Plan and 1998 Stock Plan, in the aggregate, 777,200 shares attributable to the Culp 2003 RSUs and 1,563,485 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock. For purposes of this table, we have assumed that all EDIP balances as of December 31, 2009 would be distributed in Danaher Common Stock.

(4)	The RSUs that have been issued under our equity compensation plans do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(5)	Consists of 10,996,724 shares available for future issuance under the 2007 Stock Plan and 155,449 shares available for future issuance under the EDIP. See “Employee Benefit Plans—2007 Stock Incentive Plan” for a description of the types of awards issuable under the 2007 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act.

Relationships and Transactions

Certain affiliates of FMR Corp., which beneficially owns more than 5% of Danaher’s common stock, provide services to us in connection with the administration of our stock plans (including the Non-Employee Directors’ Deferred Compensation Plan), Savings Plans and EDIP. We paid these entities an aggregate of $123,995 for these services for 2009. In addition, Fidelity Management Trust Company serves as trustee and custodian of the Danaher stock accounts included in our Savings Plans and for 2009 received trustee and custodian fees from plan participants for these services in the amount of approximately $253,550. FMR Corp. and its affiliates also received investment management fees during the year from each Fidelity mutual fund offered under the Savings Plans based on a percentage of the plan assets invested in such mutual fund.

For their service as executive officers, each of Steven Rales and Mitchell Rales received a salary of $340,833 and 401(k) plan contributions of $17,260 during 2009 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. In 2009, Danaher provided tax and accounting services to the Rales’ valued at approximately $179,218 in the aggregate in the form of one full-time employee (plus health and welfare benefits for the employee), and allowed the Rales’ to make personal use of designated Danaher office space valued at approximately $232,933 in the aggregate. Danaher provided Steven Rales an additional $7,494 in perquisites, and Mitchell Rales an additional $11,336 in perquisites, in 2009 in each case consisting of amounts relating to personal car and parking expenses. The Rales’ do not receive annual cash incentive compensation or equity awards. Separately, in 2009, Steven Rales and Mitchell Rales paid Danaher approximately $157,961 for providing benefits for, and as reimbursement for paying all or a portion of the salaries of, three persons who provide services to them.

Steven Rales and Mitchell Rales also own a controlling interest in, and Philip Knisely (who served as Executive Vice President of Danaher until his retirement on January 31, 2010) owns approximately 2.3% of, Colfax Corporation, a company that makes and sells fluid handling systems. Certain of our subsidiaries purchase products from and sell products to various subsidiaries of Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2009, our subsidiaries sold approximately $230,000 of products to Colfax subsidiaries. The amount of sales in 2009 was less than one percent of Colfax’s, and of Danaher’s, gross revenues for 2009. Our subsidiaries intend to purchase products from and sell products to various Colfax subsidiaries in the future in the ordinary course of their businesses.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement dated February 15, 2007 with Joust Capital, LLC (“Joust One”) and an identical agreement with Joust Capital II, LLC (“Joust Two” and together with Joust One, the “Joust entities”). The Joust entities are owned by

Steven Rales and Mitchell Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned or leased by each of Joust One and Joust Two in like manner to the management services provided by FJ900 for the Danaher aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2009, the Joust entities paid FJ900 approximately $1,755,520 for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. The management agreements have terms of five years, but may be terminated by either party upon 30 days notice.

In addition, Danaher is party to an airplane interchange agreement dated February 15, 2007 with Joust One and an identical agreement with Joust Two. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the Danaher aircraft to the Joust entity, in each case on a non-exclusive, equal time basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2009, the incremental cost of the use of the Danaher aircraft by the Joust entities, net of the incremental cost of the use of the Joust aircraft by Danaher, was $68,137. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements have terms of five years, but may be terminated by either party upon 10 days notice.

Thomas P. Joyce, Jr. is Executive Vice President of Danaher and has served in a variety of general management positions since joining Danaher in 1989. His brother, Robert Joyce, has also served in a variety of general management positions since joining Danaher in 1993 and does not report directly or indirectly to Thomas P. Joyce, Jr. For 2009, Robert Joyce received total cash compensation of approximately $485,000, participated in Danaher’s equity compensation program and received benefits comparable to those received by persons in similar management positions within Danaher.

PROPOSAL 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2010. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2010 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

For information concerning fees paid to Ernst & Young LLP in 2008 and 2009, see “Fees Paid to Independent Registered Public Accounting Firm” below.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DANAHER FOR 2010.

PROPOSAL 3.

SHAREHOLDER PROPOSAL REQUESTING THAT DANAHER’S BOARD TAKE THE STEPS NECESSARY TO DECLASSIFY THE BOARD OF DIRECTORS WITHIN ONE YEAR

A Danaher shareholder has notified us that he intends to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by such shareholder are available upon request to Danaher’s Secretary.

3—Elect Each Director Annually

RESOLVED, shareowners ask that our Company take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to complete this transition within one-year.

Our current practice, in which only a few directors stand for election annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

The merits of this Elect Each Director Annually proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D,” with “High Governance Risk” and “High Concern” in Executive Pay—$20 million for CEO Lawrence Culp. Meanwhile Mr. Culp was required to own less than $6 million of our stock and our company had to pay for the preparation of his personal income tax. Mr. Culp also had vague performance-based achievement requirements. Individual bonus amounts for our named executive officers was discretionary and was not based on clearly defined performance-based metrics.

The Corporate Library said six out of our nine directors served on our board for over a decade, three of whom (Walter Lohr, along with co-founders and brothers Steven Rales and Mitchell Rales) had served since Danaher’s 1984 inception. The brothers owned a combined 18% of our company. Furthermore, our board’s Audit Committee, Compensation Committee, and Executive Committee were either chaired by or controlled by a majority of these directors. This raised concerns about the ability of our board to maintain an independent stance. Plus Walter Lohr received a dismal 31% in against-votes.

Our board was the only significant directorship for five of our directors. This could indicate a significant lack of current transferable director experience for the majority of our directors.

We had no shareholder right to elect each director annually, cumulative voting, an independent board chairman or a lead director. Shareholder proposals addressing all or some of these topics have received majority votes at other companies and would be excellent topics for our annual meetings.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Elect Each Director Annually—Yes on 3.

Company’s Statement in Opposition

We believe that good governance requires a board with continuity, independence, accountability and leverage in the event of an unfair takeover attempt. Our classified Board provides the stability and continuity needed to pursue Danaher’s successful business strategy, enhances the independence of our Board, and helps ensure that any takeover transaction would be fair and value-creating for all stockholders. Particularly given how critical the Danaher Business System has been to Danaher’s success, we believe it is important that our Board continue to be composed of directors with prior experience with Danaher and an understanding of our culture, core values and business strategy. For these reasons, we oppose this proposal to declassify our Board of Directors.

Continuity. The unique nature of Danaher’s business methodology and the complex nature of Danaher’s business portfolio make continued Board continuity and stability critical to achieving our long-term goals. Danaher uses a set of tools, processes and methods known as the Danaher Business System (“DBS”) that are designed to continuously improve business performance in critical areas of quality, delivery, cost and innovation. Our Board’s leadership has been critical in the development of the DBS and its integration as an inseparable element of our culture and core values, and the DBS in turn has helped drive Danaher’s sustained track record of financial performance and shareholder returns. Our classified board helps ensure that, at any given time, a majority of our directors have a deep knowledge of DBS and of the Company’s complex business portfolio and strategy.

We believe that Danaher’s shareholder returns during the time that Danaher’s Board has been classified (which the shareholder proposal fails to note) are clear evidence of the benefits of having a board of experienced directors with deep knowledge of our culture, core values and business strategy. As of December 31, 2009, Danaher’s total shareholder return had exceeded the performance of the S&P 500 index over the past one, three, five, ten, fifteen, twenty and twenty-five year periods, with a compounded annual return of approximately 12.2% over the ten year period compared to a compounded annual return of approximately -1.0% for the S&P 500 index over the same period.

Independence. Electing directors to three-year terms enhances the independence of our non-management directors from management and from special interest groups who may have an agenda contrary to the long-term interests of all stockholders. Our independent directors are able to make decisions that are in the best interest of the Company without having to consider annual elections.

Accountability to Stockholders. We believe that the benefits of our classified Board structure do not come at the cost of directors’ accountability to shareholders. Our directors are committed to acting in the best interests of our shareholders and are required to uphold their fiduciary duties to Danaher and its shareholders, regardless of the lengths of their terms of office. Danaher has further enhanced our Board’s accountability to shareholders by implementing majority voting for directors. Under Danaher’s Bylaws, in uncontested elections directors must be elected by a majority of the votes cast. Each individual appointed or elected to the Board must submit in advance an irrevocable resignation effective in the event he or she does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. In addition, members of Danaher’s Board collectively own a substantial percentage of Danaher’s outstanding shares, which makes our Board particularly well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

Protection Against Takeovers. We also believe that the classified Board structure reduces our vulnerability to hostile and potentially abusive takeover tactics and encourages potential acquirers to initiate arms-length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of shareholders, it is impossible to elect an entirely new Board or even a majority of the Board at a single meeting. This prevents a third party from acting opportunistically to quickly gain control of the Board without paying fair value for Danaher’s current and prospective businesses. While the classified Board structure does not prevent a takeover of Danaher on terms that the Board believes are in the best interests of our shareholders, it does give directors the requisite time and leverage needed to consider all options for maximizing value to our shareholders.

After careful consideration of this proposal, Danaher’s Board has determined that retention of a classified Board structure remains in the best interests of Danaher and its shareholders.

Recommendation Of The Board Of Directors

THE BOARD OF DIRECTORS OF DANAHER UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER MATTERS

Danaher’s management is not aware of any other business that may come before the meeting. Under our Bylaws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting has passed. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees for audit, audit related, tax and other services rendered by Ernst & Young LLP to Danaher for fiscal 2009 and 2008.

	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008
Audit Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for the audit of Danaher’s annual financial statements and internal control over financial reporting, reviews of financial statements included in Danaher’s Quarterly Reports on Form 10-Q and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.	$10,617,000	$10,239,000
Audit-Related Fees. Aggregate fees for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Danaher’s financial statements and internal controls and are not reported under “Audit Fees” above. The nature of these services primarily include audits of Danaher entities not otherwise required in connection with statutory or regulatory filings, employee benefit plan audits and comfort letters in connection with underwritten securities offerings.	$362,900	$1,379,500
Tax Fees. Aggregate fees for professional services rendered by Ernst & Young LLP for tax compliance and tax consulting. (1)	$2,671,500	$2,222,100
All Other Fees. Aggregate fees for products and services provided by Ernst & Young LLP, other than the services reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008
Tax Compliance. Includes tax compliance fees charged by Ernst & Young LLP for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$2,063,600	$1,800,400
Tax Consulting. Includes tax consulting services rendered by Ernst &Young LLP, including assistance related to tax planning.	$607,900	$421,700

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Pre-Approval Policy

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by its independent auditor. Each year, the Committee approves the independent auditor’s retention to audit Danaher’s financial statements before the filing of the preceding year’s annual report on Form 10-K. On a regular basis, the Committee evaluates other known potential engagements of the independent auditor and approves or rejects each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s system of internal control over financial reporting, Danaher’s compliance with legal and regulatory requirements, the qualifications and independence of Danaher’s independent auditors and the performance of Danaher’s internal audit function and independent auditors, and also oversees the Company’s risk assessment and risk management policies.

In fulfilling its responsibilities, the Committee has reviewed and discussed with Danaher’s management and Ernst & Young LLP Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2009 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chairman)

Mortimer M. Caplin

Donald J. Ehrlich

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act, a shareholder who wishes to have a proposal included in Danaher’s proxy statement for the 2011 annual meeting of shareholders must submit the proposal in writing to Danaher’s Secretary at Danaher’s principal executive offices, 2099 Pennsylvania Avenue, N.W., 12th Floor, Washington, D.C. 20006, for receipt no later than December 6, 2010 in order to be considered for inclusion.

Shareholders intending to present a proposal at the 2011 Annual Meeting without having it included in the Company’s proxy statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that a shareholder who wishes to introduce a proposal (including any nomination for election to Danaher’s Board) to be voted on at Danaher’s 2011 Annual Meeting of Shareholders that is not included in Danaher’s proxy statement for the meeting must provide advance written notice to Danaher’s Secretary at the address set forth above. The Secretary must receive such notice (containing certain information specified in the Bylaws about the shareholder and the proposed action) at least 45 days before the date on which Danaher first mailed its proxy materials for the prior year’s Annual Meeting; provided, however, that in the event that the date of the current year’s annual meeting has changed by more than 30 days from the prior year’s annual meeting, a shareholder’s notice must be so received not later than the close of business on the later of (A) the 60th day prior to the current year’s annual meeting and (B) the tenth day following the day on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of the current year’s annual meeting was made, whichever first occurs. Assuming that the 2011 annual meeting is held during the period from April 11, 2011 to June 9, 2011 (as it is expected to be), in order to comply with the time periods set forth Danaher’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above by February 19, 2011. If a shareholder fails to provide timely notice of a proposal to be presented at the 2011 annual meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Secretary

Dated: April 5, 2010

COPIES OF DANAHER’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO DANAHER OR BY ACCESSING THE REPORT ON http://www.danaher.com/proxy. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR CORPORATE OFFICES WHICH ARE LOCATED AT 2099 PENNSYLVANIA AVENUE, N.W., 12TH FLOOR, WASHINGTON, D.C. 20006.

D A N A H E R

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the internet or telephone must be received by 11:59 p.m., Central Time, on May 10, 2010. Vote by Internet

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals – The Board of Directors recommends a vote for the nominees listed, Proposal 2 and AGAINST Proposal 3.

1. Election of directors: For Against Abstain For Against Abstain For Against Abstain

01 -Steven M. Rales 02 -John T. Schwieters 03 -Alan G. Spoon •

For Against Abstain For Against Abstain

2. To ratify the selection of Ernst & Young LLP as Danaher’s 3. To act upon a shareholder proposal requesting that independent registered public accounting firm for the year Danaher’s Board of Directors take the steps necessary to ending December 31, 2010. declassify the Board of Directors within one year, if properly presented at the meeting.

B Non-voting items

Change of Address – Please print new address below

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature – Please keep signature within the box.

32A M

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

D A N A H E R

Proxy - DANAHER CORPORATION

Notice of 2010 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Danaher Corporation for Annual Meeting on May 11,2010

Steven M. Rales and Mitchell P. Rales, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Danaher Corporation to be held on May 11, 2010 or at any postponement or adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

(Items to be voted appear on reverse side.)